UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

QUALYS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Wednesday, June 12, 2024

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The 2024 Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held online on Wednesday, June 12, 2024, at 11:00 a.m. Pacific Daylight Time.

Stockholders may participate in the meeting only by logging in at:

www.virtualshareholdermeeting.com/QLYS2024

Stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

The annual meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors to serve until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;

4.	To approve our 2012 Equity Incentive Plan, as amended and restated; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 16, 2024 as the record date for the meeting. Only stockholders of record of our common stock on April 16, 2024 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 24, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement for the 2024 annual meeting and our 2023 annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our annual report can also be accessed directly at www.proxyvote.com. All you have to do is enter the control number located on the Notice or your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in the annual meeting, we urge you to submit your vote via the Internet, telephone or mail in advance of the meeting. If you plan to participate in the annual meeting, please see the instructions in the accompanying proxy statement.

We appreciate your continued support of Qualys, Inc.

By order of the Board of Directors,

/s/ Sumedh S. Thakar

Sumedh S. Thakar

Director, President and Chief Executive Officer

Foster City, California

April 24, 2024

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 12, 2024 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Qualys, Inc. (“we,” “Qualys,” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 12, 2024, at 11:00 a.m. Pacific Daylight Time, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/QLYS2024, where stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

On or about April 24, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2023 annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

How can I participate in the Annual Meeting?

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/QLYS2024 and enter your control number as indicated. You can find your control number on your Notice, proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 10:45 a.m. Pacific Daylight Time on June 12, 2024. The meeting will begin promptly at 11:00 a.m. Pacific Daylight Time on June 12, 2024. We encourage you to log into the virtual meeting platform and ensure you can hear streaming audio prior to the meeting start time.

The virtual meeting platform is supported across browsers (Internet Explorer, Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’ Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, should be addressed to the appropriate party on the qualys.com website; these questions are not pertinent to meeting matters and, therefore, will not be answered at the Annual Meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you encounter any difficulties accessing the meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.

Other stockholders and members of the public can also access the Annual Meeting at the URL above without a control number, but without the right to vote or submit a question.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2023 annual report to stockholders, primarily via the Internet. On or about April 24, 2024, we expect to mail to our stockholders the Notice, which contains instructions on how to access our proxy materials on the Internet, vote at the meeting, and request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What matters am I voting on?

You will be voting on:

•	the election of two Class III directors to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;

•	a proposal to approve our 2012 Equity Incentive Plan, as amended and restated; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	FOR each of the nominees named in this proxy statement for election as Class III directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

•	FOR the compensation of our named executive officers as described in this proxy statement; and

•	FOR the approval of our 2012 Equity Incentive Plan, as amended and restated

Who is entitled to vote?

Holders of our common stock as of the close of business on April 16, 2024, the record date, may vote at the Annual Meeting. As of the record date, we had 36,952,294 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors. A list of stockholders entitled to vote at the Annual Meeting will be made available for the examination of any stockholder for any purpose germane to the meeting for ten days prior to the Annual Meeting by email request to ir@qualys.com. The list will also be available for examination online during the meeting at www.virtualshareholdermeeting.com/QLYS2024.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

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Via the Internet—Before the Annual Meeting. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 11, 2024. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

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Via the Internet—During the Annual Meeting. You may vote live at the Annual Meeting through the virtual meeting platform by logging into www.virtualshareholdermeeting.com/QLYS2024. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

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By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 11, 2024. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 11, 2024, to be voted at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner, you should have received a Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

Can I change my vote?

Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Daylight Time on June 11, 2024, will be counted);

•

signing and returning a new proxy card with a later date to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 11, 2024;

•	delivering a written revocation to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 11, 2024; or

•	participating in the Annual Meeting live via the Internet and voting again.

Beneficial Owners. If you are a beneficial owner, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote or revoking your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at a meeting of stockholders for action to be taken at the meeting. Under our bylaws, the presence, live or represented by proxy (including any abstentions and “broker non-votes”), of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting.

What are “broker non-votes”?

When a broker, bank or other nominee votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” If you are a beneficial owner and do not provide timely voting instructions to your bank, broker or other nominee, that organization will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 to ratify the appointment of Grant Thornton LLP. The election of directors and the advisory vote to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Therefore, broker non-votes may exist in connection with Proposals No. 1, No. 3 and No. 4.

How many votes are needed for approval of each matter?

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Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present virtually or by proxy during the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

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Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the shares present virtually or by proxy during the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

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Proposal No. 4: The approval of our 2012 Equity Incentive Plan, as amended and restated must receive the affirmative vote of a majority of the shares present virtually or by proxy during the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

ir@qualys.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 25, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement for that meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder who (A) is a stockholder of record at the time of giving the required notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (B) has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than 8:00 a.m. Eastern Time on February 12, 2025; and

•	not later than 5:00 p.m. Eastern Time on March 14, 2025.

In the event that we hold our 2025 annual meeting of stockholders more than 25 days before or after the one-year anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Eastern Time on the 120th day before such annual meeting and no later than 5:00 p.m. Eastern Time on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•

the 10th day following the day on which public announcement of the date of such meeting is first made if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

Stockholders may propose director candidates for consideration by the Nominating and ESG Committee of our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors” below.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members, six of whom are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Class I Directors (Term Expires at the 2025 Annual Meeting)	Class II Directors (Term Expires at the 2026 Annual Meeting)	Class III Directors (Term Expires at the 2024 Annual Meeting)
Thomas P. Berquist	Wendy M. Pfeiffer	William S. Berutti

Kristi M. Rogers	John A. Zangardi	Jeffrey P. Hank

Sumedh S. Thakar

The following table sets forth the names, ages as of April 24, 2024, and certain other information for each of the nominees for election as a director, for each of the continuing members of our board of directors, and for our retiring member.

Name	Independent	Director Since	Age	Other Public Co. Boards	Audit & Risk Committee	Compensation & Talent Committee	Nominating & ESG Committee
Nominees for Director

Jeffrey P. Hank Chair of the Board	✓	2010	64	0

Sumedh S. Thakar President & CEO		2021	48	0
Continuing Directors

Kristi M. Rogers	✓	2013	54	0			CHAIR

Thomas P. Berquist	✓	2023	59	0	CHAIR

Wendy M. Pfeiffer	✓	2019	58	0

John A. Zangardi	✓	2020	63	0		CHAIR
Retiring Director

William S. Berutti	✓	2021	53	0

Composition of the Board

Our board believes that a balance of director experience, diversity and tenure best enables our board to act as effective stewards for our investors. Accordingly, we strive to maintain a board that includes both longer tenured directors with historical institutional knowledge of our business and the competitive environment as well as newer directors who provide fresh perspectives. Information regarding our directors as of April 24, 2024 is below:

Board Diversity Matrix (as of April 24, 2024)

The Nominating and ESG Committee is striving to nominate an additional female board member, consistent with our board’s prior and ongoing diversity agenda.

Total Number of Directors	7
Gender Identity	Female	Male	Elected Not To Disclose

Number of Directors based on Gender Identity	2	4	1

Number of Directors who identify in any categories below:

Asian	—	1	—

White	2	3	—

Elected not to disclose	—	—	1

Board Skills and Experience Matrix

The following graphic shows the number of our directors, as of April 24, 2024, who have experience in the areas that our board of directors believes are important to have represented on the board.

Information Concerning Director Nominees

Jeffrey P. Hank has served as a director of Qualys since January 2010, including as Chair of the Board since January 2023. Mr. Hank currently serves as the chairman of the board of directors for First

Tech Federal Credit Union since April 2022. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

Sumedh S. Thakar has served as a director of Qualys since February 2021, as our Chief Executive Officer since April 2021 and as our President since October 2019. Mr. Thakar previously served as our interim Chief Executive Officer from February 2021 to April 2021, and as our Chief Product Officer from June 2014 to April 2021. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager, Director of Engineering, and Vice President, Engineering. Mr. Thakar holds a Bachelor of Computer Science degree from the University of Pune, India.

We believe that Mr. Thakar possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Product Officer and his knowledge of our company.

Information Concerning Continuing Directors

Kristi M. Rogers has served as a director of Qualys since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. From March 2014 to December 2016, Ms. Rogers served as Managing Director, Chief Executive Officer and member of the board of directors of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers also served on the board of directors of Aspen Medical USA. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers also currently serves on the board of directors of Business Executives for National Security and is co-chair of the board of directors of Women’s Foreign Policy Group, both non-profit organizations. She serves on the board of directors of NowSecure, a private company providing mobile app security. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University and a Certificate for Cyber Security Risk Oversight from Carnegie Mellon University, and she graduated from Stanford’s Graduate School of Business Executive Education & Corporate Governance Program.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

Thomas P. Berquist has served as a director of Qualys since August 2023. He has been Executive Vice President and Chief Financial Officer at Cloud Software Group since September 2022. From October 2015 to September 2022, Mr. Berquist served as Executive Vice President and Chief Financial Officer of TIBCO Software. Mr. Berquist has previously served as an executive officer at multiple software companies including Corel Software and Ingres Corporation, was a Managing Director of Software Equity Research at Salomon Smith Barney, Goldman Sachs and Piper Jaffray, and worked at Deloitte Consulting and Wells Fargo. Mr. Berquist holds a B.A. degree in Accounting with an Application Area in Computer Science from the University of Saint Thomas as well as an M.B.A. with an emphasis in Marketing from the University of Saint Thomas.

We believe that Mr. Berquist possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at multiple technology companies and investment banks and his background in finance and accounting.

Wendy M. Pfeiffer has served as a director of Qualys since August 2019. Ms. Pfeiffer served as a director of SADA Systems, a Google reseller and professional services company, from January 2020 until December 2023. Ms. Pfeiffer served as senior vice president and chief information officer of Nutanix, Inc., an enterprise cloud computing company, from January 17, 2017 until March 17, 2023. Previously, Ms. Pfeiffer served as chief information officer and vice president IT of GoPro, Inc., a maker of video and photo capture devices, from July 2015 to January 2017. Ms. Pfeiffer also served as senior director, IT shared services, of Robert Half International, a staffing and recruiting company, from February 2009 to June 2015. Ms. Pfeiffer holds a Bachelor of Science degree in Business Administration, Financial Accounting and Technology, from the University of Phoenix.

We believe that Ms. Pfeiffer possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience serving as chief information officer at technology companies.

John A. Zangardi has served as a director of Qualys since June 2020. Dr. Zangardi has served as Chief Executive Officer of Redhorse Corporation, a technology services company delivering decision quality data to federal government customers, since December 2021, and as President of Redhorse Corporation since June 2020. From November 2019 to May 2020, Dr. Zangardi served as Senior Vice President of Business Initiatives and Strategic Partnerships for the Civil Group at Leidos, Inc., a science, engineering and information technology company. From November 2017 to November 2019, Dr. Zangardi served as Chief Information Officer of the Department of Homeland Security, a presidentially appointed position, where he was responsible for overseeing IT and its related security and management for the Department. Prior to that, Dr. Zangardi first served as the Principal Deputy Chief Information Officer and later as the Acting Chief Information Officer of the Department of Defense, between October 2016 to November 2017. Dr. Zangardi also served as the Deputy Assistant Secretary of the Navy for Command, Control, Communications, Computers, Intelligence, Information Operations & Space from March 2011 to September 2016. Dr. Zangardi also served additionally as the Department of Navy CIO from 2014 to 2015. A retired Naval Flight Officer, Dr. Zangardi served in a variety of command and staff assignments during his military career. Dr. Zangardi also currently serves on the board of directors of Symetrica, a privately held radiation detection company, and previously served on the board of directors for Forcepoint, a privately held software company, from April 2021 to January 2024. Dr. Zangardi holds a Bachelor of Science degree in Business Administration from the University of Scranton, a Master of Science degree in Finance from the Naval Postgraduate School, and a Doctor of Philosophy degree in Public Policy from George Mason University.

We believe that Dr. Zangardi possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as chief information officer for departments of the federal government and Dr. Zangardi’s background in the U.S. military and executive experience at technology companies.

Information Concerning Our Retiring Director

William S. Berutti has served as a director of Qualys since November 2021. He has been an operating partner as Clayton, Dubilier & Rice, a global private equity manager, since January 2024 and was previously an advisor from June 2022 to December 2023. Mr. Berutti served as Chief Executive Officer of Plex Systems, Inc., a cloud manufacturing software company, from November 2018 to November 2021. From October 2016 to November 2018, Mr. Berutti served as President of multiple operating units within BMC Software, an enterprise software company. Mr. Berutti also currently serves, and has served, on the boards of directors of multiple private companies. Mr. Berutti holds a Bachelor of Science degree in Business from Miami University.

Mr. Berutti will not stand for re-election at the Annual Meeting, and we thank him for his service as a director.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Mr. Berquist, Mr. Berutti, Mr. Hank, Ms. Pfeiffer, Ms. Rogers and Dr. Zangardi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Listing Rules (the “Nasdaq Listing Rules”) of The Nasdaq Stock Market LLC (“Nasdaq”). In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

Independent Chair of the Board

Our board of directors does not have a policy on whether the roles of Chairperson of our board of directors and Chief Executive Officer should be separate. Our board believes it should be free to determine what is best for the Company at a given point in time. Mr. Hank, an independent, non-employee director, has served as Chair of the Board since January 2023. Our board has determined that the separation of the roles of Chair of the Board and Chief Executive Officer is appropriate at this time, as it allows our Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing the Chair to focus on leadership of the board, providing feedback and advice to the Chief Executive Officer, and providing a channel of communication between board members and our Chief Executive Officer. Our board currently does not have a lead independent director because the Chair is an independent director.

Board Meetings and Committees

During the year ended December 31, 2023, our board of directors held 6 meetings (including regularly scheduled and special meetings), our Audit and Risk Committee held 8 meetings, our Compensation and Talent Committee held 4 meetings, and our Nominating and ESG Committee held 7 meetings. Each incumbent director attended at least 75% of the total number of meetings of our board of directors and the committees of which he or she was a member during 2023.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Mr. Berutti, Mr. Hank, Ms. Pfeiffer, Ms. Rogers, Mr. Thakar, and Dr. Zangardi, representing six of our then current seven directors attended our 2023 annual meeting of stockholders.

Our board of directors has three standing committees: an Audit and Risk Committee, a Compensation and Talent Committee, and a Nominating and ESG Committee. The composition and responsibilities of each of these committees is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit and Risk Committee

Our Audit and Risk Committee consists of Mr. Berquist, Ms. Pfeiffer and Dr. Zangardi, with Mr. Berquist serving as Chair. Our board of directors has determined that all members of the Audit and Risk Committee (i) are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act, and (ii) meet Nasdaq’s financial knowledge and sophistication requirements. In addition, our board of directors has determined that Mr. Berquist is an audit committee financial expert within the meaning of the rules and regulations of the SEC. Among other responsibilities, our Audit and Risk Committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

reviews our policies on risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment, tax, and operational infrastructure, including security, data privacy, reliability, business continuity and capacity matters;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit and Risk Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Audit and Risk Committee charter is available on our website at http://investor.qualys.com.

Compensation and Talent Committee

Our Compensation and Talent Committee consists of Mr. Berquist, Mr. Berutti, Ms. Rogers and Dr. Zangardi, with Dr. Zangardi serving as Chair. Our board of directors has determined that all members of the Compensation and Talent Committee (i) are independent under the Nasdaq Listing Rules, and (ii) are “non-employee directors”, as defined in Rule 16b-3 promulgated under the Exchange Act. Among other responsibilities, our Compensation and Talent Committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans;

•	establishes and reviews general policies relating to compensation and benefits of our employees;

•	reviews our succession planning process for members of our executive management team; and

•	discharges the responsibilities of our board of directors relating to the development and implementation of policies and strategies regarding talent diversity and inclusion.

Our Compensation and Talent Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Compensation and Talent Committee charter is available on our website at http://investor.qualys.com.

Nominating and ESG Committee

Our Nominating and ESG Committee consists of Mr. Berutti, Ms. Pfeiffer and Ms. Rogers, with Ms. Rogers serving as Chair. Our board of directors has determined that all members of the Nominating and ESG Committee are independent under the Nasdaq Listing Rules. Among other responsibilities, our Nominating and ESG Committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	oversees our corporate governance practices;

•	oversees the annual performance evaluation of our board of directors and of individual directors; and

•	oversees our ESG activities, programs and public disclosure.

Our Nominating and ESG Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Nominating and ESG Committee charter is available on our website at http://investor.qualys.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2023, William S. Berutti, General Peter Pace, Kristi M. Rogers, and John A. Zangardi served as members of our Compensation and Talent Committee. None of them is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation and Talent Committee or our board of directors.

Considerations in Evaluating Director Nominees

Our Nominating and ESG Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and ESG Committee will consider the current size and composition of our board of directors and the needs of our board and its committees. Some of the qualifications that the committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and ESG Committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and ESG Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our Nominating and ESG Committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors recognizes the benefits of having a diverse board. To that end, our Nominating and ESG Committee considers a broad range of backgrounds, viewpoints, and experiences in making determinations regarding nominations of directors. Our Nominating and ESG Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

Our Nominating and ESG Committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. Notice must be received by us no earlier than 8:00 a.m. Eastern Time on February 12, 2025, and no later than 5:00 p.m. Eastern Time on March 14, 2025. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of the board may do so by writing to our board of directors or to the particular member of the board, and mailing the correspondence to: Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors or, if none is specified, to the Chair of the Board.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Governance section of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to prudently manage risk in our operations. Management is responsible for the day-to-day management of risks our company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing Qualys.

While our entire board of directors is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit and Risk Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management pertaining to financial, accounting, insurance coverage, investment, tax, and operational infrastructure, including cyber security, data privacy, reliability, business continuity and capacity matters. Our Audit and Risk Committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management; reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks; and monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. Our Compensation and Talent Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and ESG Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and ESG matters. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

2023 Director Compensation Table

The following table provides information regarding compensation of our non-employee directors during our fiscal year ended December 31, 2023. Directors who are also our employees receive no additional compensation for their service as a director. During 2023, our CEO, Sumedh S. Thakar was an employee. Mr. Thakar’s compensation is discussed in the “Executive Compensation” section of this proxy statement. We reimburse our non-employee directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board of directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)

Sandra E. Bergeron(3)	21,250		177,633(3)	198,883

Thomas P. Berquist	16,019	(5)	453,788(6)	469,807

William S. Berutti	43,410		215,254(7)	258,664

Jeffrey P. Hank	100,972		215,254(7)	316,226

General Peter Pace(4)	23,750		—(7)	23,750

Wendy M. Pfeiffer	50,000		215,254(7)	265,254

Kristi M. Rogers	52,500		215,254(7)	267,754

John A. Zangardi	60,000		215,254(7)	275,254

(1)

The dollar amounts reported in this column represent the grant date fair value of restricted stock unit awards granted in 2023. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024.

(2)	As of December 31, 2023, the aggregate number of shares of our common stock underlying unvested stock awards and outstanding option awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	—	—

Thomas P. Berquist	3,068	—

William S. Berutti	2,801	—

Jeffrey P. Hank	1,700	8,000

General Peter Pace	—	—

Wendy M. Pfeiffer	1,700	—

Kristi M. Rogers	1,700	—

John A. Zangardi	1,700	—

(3)

Ms. Bergeron retired from our board of directors on January 28, 2023. The outstanding and unvested awards granted to Ms. Bergeron on June 8, 2022 of 1,556 unvested RSUs (valued at $177,633, based on $114.16 per share, which was the closing price per share on the Nasdaq Stock Market of our common stock on January 27, 2023) were accelerated and fully vested.

(4)	Gen. Pace retired from our board of directors on June 7, 2023.

(5)	Mr. Berquist joined our board of directors on August 23, 2023. Accordingly, this reflects a pro-rata amount for his service on our board of directors during 2023.

(6)

On August 23, 2023, Mr. Berquist was granted an award of 3,068 restricted stock units, which vest in three equal annual installments on each of the first three anniversaries of September 1, 2023, subject to Mr. Berquist’s continued service to us through each vesting date.

(7)

On June 7, 2023, each of Mr. Berutti, Mr. Hank, Ms. Pfeiffer, Ms. Rogers and Dr. Zangardi was granted an award of 1,700 restricted stock units, which vest on the earlier of (i) June 7, 2024 or (ii) the day before our 2024 annual meeting of stockholders, subject to the applicable director’s continued service to us through each vesting date.

Non-Employee Director Compensation Program

Our Compensation and Talent Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. The committee’s practice is to engage a compensation consultant every year to conduct a full review and competitive analysis (using the same peer group used to analyze executive compensation) of our non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. Our current non-employee director compensation program was reviewed and approved in 2022 in connection with input from Compensia, Inc. (“Compensia”), an independent compensation consultant.

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $420,000 (the “Initial Award”), which may be different from the award’s actual grant date fair value. An Initial Award will vest in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins our board of directors, subject to continued service to us through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $200,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Annual Awards will vest on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders, subject to continued service to us through the applicable vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan) of Qualys.

Cash Compensation

Our non-employee director compensation program provides that each year, each non-employee director will receive a cash retainer of $35,000 for serving on our board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the non-employee Chair of the Board is entitled to an additional cash retainer of $50,000. The chairpersons and members of our board’s three standing committees are entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer	Member Retainer
Audit and Risk Committee	$20,000	$10,000

Compensation and Talent Committee	15,000	7,500

Nominating and ESG Committee	10,000	5,000

Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All retainers in cash are paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter. If a director did not serve in the applicable capacity for the full quarter, retainers are pro-rated, unless otherwise approved by the board of directors, which occurred in the first quarter of 2023 with respect to Ms. Bergeron’s retainer and in the second quarter of 2023 with respect to Gen. Pace’s retainer.

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits our non-employee directors and executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers, in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each non-employee director is required to own a number of shares of our common stock with a value equal to at least five times the value of his or her Annual Retainer (not including any additional fees received for committee service, board chair or lead independent director service, or meeting attendance). Only shares of the Company’s common stock (including shares beneficially owned) count towards satisfaction of the stock ownership levels. Consistent with emerging best practices, vested and exercisable stock options do not count towards satisfying the guidelines.

Each non-employee director must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming a director. Compliance with these guidelines is measured based on the non-employee director’s Annual Retainer and the closing market price of our common stock, in each case as of December 31st of each year (or the next trading day if December 31st is not a trading day). Unless and until a director has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award. As of December 31, 2023, all of our non-employee directors were in compliance with our stock ownership guidelines or within the grace period for compliance. Mr. Berquist, who joined board in August of 2023, has until August of 2028 to be in compliance with our stock ownership guidelines.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors is currently composed of seven members. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The term of the Class III directors expires at the Annual Meeting, the term of the Class I directors expires at the 2025 annual meeting, and the term of the Class II directors expires at the 2026 annual meeting.

Nominees

Our Nominating and ESG committee has recommended, and our board of directors has approved Jeffrey P. Hank, and Sumedh S. Thakar as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Hank and Thakar will serve as Class III directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees currently serves on our board of directors as a Class III director. For information concerning the nominees, please see “Board of Directors and Corporate Governance” above.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Hank and Thakar, each of whom has consented to being named as a nominee in this proxy statement and to serve as a director, if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by our board of directors, unless the board chooses to reduce its own size. Our board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Risk Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2024. Grant Thornton has audited our financial statements since 2005. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

Our Audit and Risk Committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the stockholders do not ratify the appointment of Grant Thornton, our board of directors may reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit and Risk Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Qualys and its stockholders.

Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for services rendered to Qualys by Grant Thornton for the fiscal years ended December 31, 2022 and 2023. During such fiscal years, Grant Thornton did not render any services to Qualys other than professional audit services.

	2022	2023
Audit Fees (1)	$1,713,492	$1,898,387

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

Auditor Independence

In 2023, there were no other professional services provided by Grant Thornton that would have required the Audit and Risk Committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our Audit and Risk Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, the committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our Audit and Risk Committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our Audit and Risk Committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the committee, and any proposed services exceeding these levels or amounts require specific pre-approval by the committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation and Talent Committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation and Talent Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, and our Compensation and Talent Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 47 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

APPROVAL OF THE QUALYS, INC. 2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

We are asking stockholders to approve an amendment and restatement of our 2012 Equity Incentive Plan (the “2012 Plan”) to increase the number of shares of our common stock reserved for issuance under the 2012 Plan by 1,092,000 shares. Our board of directors has adopted the amended and restated 2012 Plan (the “Restated Plan”), subject to the approval of our stockholders at the Annual Meeting.

If the Restated Plan is not approved by our stockholders, then the current version of our 2012 Plan will remain in effect without any increase to the number of shares reserved for issuance. In that case, we will be unable to grant additional equity awards in excess of the shares currently approved and set forth in the 2012 Plan. Consequently, without stockholder approval of our Restated Plan, we believe our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be impaired. We believe, therefore, that stockholder approval of our Restated Plan is important to our continued success.

If stockholders approve the Restated Plan, then the Restated Plan will become effective on the date of the Annual Meeting, and the only material difference from the current version of our 2012 Plan will be the increase to the number of shares reserved for issuance:

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Currently, the number of shares of our common stock reserved for issuance pursuant to awards granted under the 2012 Plan after the amendment and restatement of the 2012 Plan that became effective on the date of the 2022 annual meeting of stockholders (such date, the “2022 Restatement Effective Date”) is (i) 3,300,000 shares, plus (ii) any shares subject to awards under the version of our 2012 Plan originally adopted by our board of directors and approved by our stockholders in 2012 (the “Original Plan”) that, on or after the 2022 Restatement Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2012 Plan as a result of clause (ii) equal to 2,712,691 shares, minus (iii) any shares subject to awards granted under the Original Plan after March 31, 2022, but before the 2022 Restatement Effective Date;

As of March 31, 2024, 1,640,674 shares of our common stock have been issued under the 2012 Plan since the 2022 Restatement Effective Date, and 1,660,003 shares of our common stock remain available for issuance under the 2012 Plan.

In determining and recommending the increase to the share reserve under the Restated Plan, our board of directors considered the following factors.

Available and Outstanding Share Information

As Of Date	Number of Outstanding Appreciation Awards Under All Equity Incentive Plans	Weighted- Average Exercise Price	Weighted- Average Remaining Term	Number of Full Value Awards Outstanding Under All Equity Incentive Plans	Number of Shares Available for Grant Under All Equity Incentive Plans
3/31/2024	1,464,414	$103.02	6.56 years	1,026,142	1,660,003

Historical Grant Practices. Our board of directors considered the historical numbers of time-based stock options, time-based restricted stock units (“RSUs”), performance-based stock options, and performance-based restricted stock units (“PRSUs”) that we have granted in the past three years. The annual share usage, or burn rate, under our equity compensation program for the last three years was as follows:

Annual Share Usage	2021	2022	2023	Three-Year Average
Stock Options Granted	494,925	593,150	345,050	477,708

RSUs Granted	538,032	604,542	477,493	540,022

Performance-based Stock Options Granted	—	—	—	—

PRSUs Granted	34,103	106,464	10,252	50,273

Total Equity Awards Granted	1,067,060	1,304,156	832,795	1,068,003

Basic Weighted Average Shares of Common Stock Outstanding	39,029,805	38,453,174	36,879,311	38,120,763

Annual Share Usage	3%	3%	2%	3%

Our three-year burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average shares of common stock outstanding for that year, is 3%, which is within the industry guidelines recommended by Institutional Shareholder Services (“ISS”). Our senior management, our Compensation and Talent Committee, and Compensia, Inc., the independent compensation consultant to our Compensation and Talent Committee, reviewed our burn rate as compared to our industry peer companies.

Forecasted Grant Practices. We currently forecast granting equity awards covering approximately 2 to 3 million shares over the next two-year period, which is equal to 5% to 8% of our weighted average common stock outstanding for the quarter ended March 31, 2024. In light of this forecast we believe, and our board of directors considered, that the number of shares that will be added to the share reserve under the Restated Plan will provide a sufficient number of shares to allow us to grant equity awards for the purpose of our expected new hires, focal awards, any special retention needs and employee growth through any opportunistic acquisitions or hiring for the next two years. However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.

Awards Outstanding Under Existing Grants. We have outstanding, as of March 31, 2024 time-based stock options covering approximately 1,464,414 shares, approximately 853,747 unvested RSUs, and approximately 172,395 unvested PRSUs (which, in the case of any performance-based awards, reflects the maximum number of shares covered by those awards). Accordingly, the approximately 2,490,556 shares subject to these outstanding equity awards (commonly referred to as the “overhang”) represent approximately 7% of our common stock outstanding as of March 31, 2024.

Modeling Analysis. We considered various proposed stockholder models for identifying the number of shares that should be added to the Restated Plan so as to set appropriate limits on the awards to be granted under the Restated Plan. While the model we selected only represented one analysis subject to a number of assumptions, we and our board of directors considered the model as the most appropriate benchmark for purposes of determining the number of shares that should be added to the Restated Plan, and the 1,092,000 shares we are seeking to add to the Restated Plan is within the number of shares suggested by the model.

Our executive officers and non-employee directors have an interest in the approval of the Restated Plan by our stockholders because they would be eligible to receive awards under the Restated Plan. Our board of directors and the Compensation and Talent Committee have approved the Restated Plan, subject to the approval of our stockholders at the Annual Meeting.

Summary of the Restated Plan

Our Restated Plan was approved by our board of directors on April 5, 2024. The following general description of material features of the Restated Plan is qualified in its entirety by reference to the provisions of the Restated Plan set forth in Appendix A of this proxy statement.

Eligibility. Our Restated Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of March 31, 2024, we had six non-employee directors and approximately 2,210 employees (including our one employee director) and 23 consultants.

Share Reserve. Under the Restated Plan, the total number of shares of our common stock reserved for issuance pursuant to awards granted under the 2012 Plan after the amendment and restatement of the 2012 Plan that became effective on the 2022 Restatement Effective Date is (i) 4,392,000 shares, plus (ii) any shares subject to awards under the 2012 Plan that, on or after the 2022 Restatement Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, with the maximum number of shares to be added to the Restated Plan as a result of clause (ii) equal to 2,712,691 shares, minus (iii) any shares subject to awards granted under the Original Plan after March 31, 2022, but before the 2022 Restatement Effective Date. For clarity, shares used to pay the exercise price of an award granted under the Original Plan or to satisfy the tax withholding obligations related to an award granted under the Original Plan will not be added to the Restated Plan. The shares may be authorized, but unissued, or reacquired common stock.

Generally, if an award expires or becomes unexercisable without having been exercised in full or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the Restated Plan (unless it has terminated). With respect to stock appreciation rights, all shares granted (i.e., the gross shares granted) will cease to be available. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

As of March 31, 2024, options to purchase 1,464,414 shares of our common stock and 1,026,142 restricted stock units were outstanding under the 2012 Plan (which, in the case of any performance-based awards, reflect the maximum number of shares covered by those awards). As of the same date, the closing price of a share of our common stock as reported on The Nasdaq Stock Market was $166.87.

Administration. Our board of directors or a committee appointed by our board of directors administers our Restated Plan. Currently, our Compensation and Talent Committee administers our Restated Plan. Different committees may administer our Restated Plan with respect to different groups of service providers. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Subject to the provisions of our Restated Plan, the administrator generally has the power to make all determinations deemed necessary or advisable for administering the Restated Plan. The administrator has the power to select the eligible employees, consultants, and directors to whom awards may be granted and to determine the terms of awards, including the exercise price (if any), the number of shares subject to each such award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards, except for any discretionary acceleration in a change in control), and the form of consideration payable upon exercise, if applicable. The administrator also has the power to determine the fair market value of our common stock; approve forms of award agreements for use under the Restated Plan; to construe and interpret the terms of the Restated Plan and awards granted under the Restated Plan; prescribe, amend, and rescind rules and regulations relating to the Restated Plan; and modify or amend each award, subject to the provisions of our Restated Plan. The administrator may not institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options. Options may be granted under our Restated Plan. Subject to the provisions of our Restated Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable, except for any discretionary acceleration in a change in control). The per share exercise price of any option generally must be at least 100% of the fair market value of a share of our common stock on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of our company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share of our common stock on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, our option agreements provide that (i) if termination is due to death or disability, the option will remain exercisable for 12 months, and (ii) in all other cases, the option will remain exercisable for 3 months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our Restated Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our Restated Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable, except for any discretionary acceleration in a change in control) and whether to pay any increased appreciation in cash, shares of our common stock, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value per share on the date of grant. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Restricted stock may be granted under our Restated Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed, except for any discretionary acceleration in a change in control. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our Restated Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed, except for any discretionary acceleration in a change in control.

Performance Units and Shares. Performance units and performance shares may be granted under our Restated Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance units or performance shares, except for any discretionary reduction or waiver in a change in control. Performance units will have an initial dollar value established by the administrator on or before to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares, or in some combination of both.

Transferability of Awards. Unless the administrator provides otherwise, our Restated Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Outside Directors. Our Restated Plan provides that any outside (non-employee) director, in any fiscal year, may not be granted cash compensation and/or equity awards under our Restated Plan with an aggregate value (determined in accordance with generally accepted accounting principles (“GAAP”)) of more than $1,000,000, except that this limit will be increased to $2,000,000 in our fiscal year of an individual’s initial service as an outside director. Any equity awards granted under our Restated Plan to an outside director for his or her services as an employee, or for his or her services as an employee or as a consultant (other than as a non-employee director), will not count for purposes of the limitation. This limit does not reflect the intended size of any potential compensation or equity awards to our outside (non-employee) directors.

Other Limitations. No dividends or other distributions may be paid with respect to any unvested shares underlying any unvested portion of an award. In addition, the administrator may not provide for any tax gross up payment to any participant, or otherwise provide any participant with a right to indemnification or reimbursement, for any excise tax imposed by Section 4999 of the Code or any similar law.

Certain Adjustments. If there are certain changes in our capitalization, the administrator will adjust the number and class of shares that may be delivered under the Restated Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the Restated Plan.

Dissolution or Liquidation. If there is a proposed liquidation or dissolution of our company, the administrator will notify participants as soon as practicable before the effective date of such event and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control. Our Restated Plan provides that if there is a merger of the company with or into another company or entity or a change in control of our company, each outstanding award will be treated as the administrator determines, except that the administrator may not exercise discretion to accelerate the vesting or lapse of restrictions applicable to an award in a change in control. The administrator is not required to treat all awards similarly. If the successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, except that any already achieved cumulative performance over 100% in prior performance periods will vest at the actual achieved percentage, and the administrator will notify the participant that such award will become fully exercisable, if applicable, for a specified period before the transaction. The award will then terminate upon the expiration of the specified period of time.

With respect to awards held by a non-employee director that are assumed or substituted for, if such non-employee director’s service as a director of ours or a successor corporation is terminated on or after the date of such merger or change in control (except for a voluntary resignation that is not at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met in the event.

Forfeiture Events. Awards granted under the Restated Plan will be subject to recoupment under our current clawback policy and any clawback policy that we are required to adopt under the listing standards of any national securities exchange or association on which our securities are listed or under applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate. The administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events in addition to any otherwise applicable vesting or performance conditions.

Plan Amendments and Termination. Our Restated Plan will automatically terminate in 2032, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend, or terminate the Restated Plan, but such action will not impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Restated Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired through a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units. There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Units and Performance Shares. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Restated Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax. A participant’s annual “net investment income,” as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Restated Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer or Chief Financial Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

New Plan Benefits

The number of awards that an employee, director, or consultant may receive under the Restated Plan is in the discretion of the administrator and therefore cannot be determined in advance. For (i) each of our named executive officers, (ii) our executive officers, as a group, (iii) our directors who are not executive officers, as a group, and (iv) all of our employees who are not executive officers, as a group, the following table sets forth the following information: (A) the aggregate number of shares subject to stock options granted under the 2012 Plan during 2023, (B) the average per share exercise price of such options, (C) the aggregate number of restricted stock units (including RSUs and PRSUs at target levels) granted under the 2012 Plan during 2023, and (D) the dollar value of such RSUs and PRSUs.

	Number of Shares Subject to Options	Average Per Share Exercise Price of Options	Number of RSUs and PRSUs(1)	Dollar Value of RSUs and PRSUs(2)
Sumedh S. Thakar
Director, President and Chief Executive Officer	—	—	45,551	$6,931,496
Joo Mi Kim
Chief Financial Officer	—	—	25,599	$3,895,400
Allan Peters
Former Chief Revenue Officer	—	—	—	$—
Bruce K. Posey
Chief Legal Officer	—	—	15,270	$2,323,636
All executive officers, as a group	—	—	86,420	$13,150,532
All directors who are not executive officers, as a group	—	—	11,568	$1,530,058
All employees who are not executive officers, as a group	345,050	$129.00	389,757	$53,622,934

(1)

Reflects the number of RSUs that were considered to have been granted in 2023 under FASB ASC Topic 718. The PRSU awards approved in October 2023 are not included (since the performance goals for all three tranches of these PRSU awards had not been established in 2023 and as a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches). The number of RSUs (including the number of PRSUs at the target levels of performance) approved in 2023 are (i) 91,102 for Mr. Thakar, (ii) 36,570 for Ms. Kim, (iii) 21,814 for Mr. Posey, (iv) 149,486 for all executive officers, as a group, and (v) 402,148 for all employees who are not executive officers, as a group.

(2)

Reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. Each of the PRSU awards approved in October 2023 are divided into three tranches with one-year performance periods covering calendar year 2024, 2025, and 2026, respectively. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to vest based on the annual performance goals to be determined each performance period. The aggregate grant date fair value listed in this column does not include the value associated with these PRSU awards as such awards are not considered granted under FASB ASC Topic 718 until the performance metrics are determined.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2023. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands)		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (in thousands)
Equity compensation plans approved by security holders (1)	2,521	(2)	$97.98	(3)	2,318	(4)
Equity compensation plans not approved by security holders	—		$—		—

(1)	Includes our Amended and Restated 2012 Equity Incentive Plan (Restated 2012 Plan) and 2021 Employee Stock Purchase Plan (ESPP).
(2)	Consists of 1,074 thousand restricted stock units and 1,447 thousand shares underlying stock options.
(3)	The weighted average exercise price is calculated based solely on outstanding stock options.
(4)	Consists of 1,824 thousand shares reserved for issuance under our Amended and Restated 2012 Plan and 494 thousand shares reserved for issuance under our ESPP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE QUALYS, INC. 2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED.

REPORT OF THE AUDIT AND RISK COMMITTEE

Our Audit and Risk Committee is a committee of our board of directors comprised solely of independent directors as required by the Nasdaq Listing Rules and rules of the SEC. Our Audit and Risk Committee operates under a written charter approved by our board of directors, which is available on our website at http://investor.qualys.com. The composition of the committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The committee reviews and assesses the adequacy of its charter and the committee’s performance on an annual basis.

With respect to the financial reporting process of the Company, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing the Company’s financial statements. It is the responsibility of our Audit and Risk Committee to oversee these activities. It is not the responsibility of the committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, our Audit and Risk Committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•	discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit and Risk Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on its review and discussions with management and Grant Thornton, our Audit and Risk Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

Respectfully submitted by the members of the Audit and Risk Committee of the board of directors:

Jeffrey P. Hank (Chair)*

Thomas P. Berquist

Wendy M. Pfeiffer

John A. Zangardi

*	Mr. Hank was Chair at the time the Committee made the above recommendation to the board of directors. Mr. Berquist was appointed Chair effective April 1, 2024

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

Our commitment to solid governance, environmental stewardship, and social responsibility is essential to our business strategy and the creation of long-term value for our stakeholders. We believe these commitments to our people, stockholders, communities, and environment further build the trust and support of our customers, partners, employees, and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents. Our approach to ESG management and disclosure is further informed by the SASB accounting standards (related to the Software and Information Technology Services industry) and the United Nations Sustainable Development Goals (SDGs) relevant to our business activities. We recognize that ESG risks are an important component of overall enterprise risk and we therefore identify and manage such risks accordingly. As such, we have developed our ESG Pillars of focus based on the risks and opportunities we believe are most impactful to our business over multiple time horizons. These pillars are summarized in the table below.

Qualys’ ESG Pillars

Governance and Responsible Business Practices	Empowering Our Business and Customers	Supporting Our Team and Community	Sustainable Business Operations
We are committed to sound corporate governance and ethical business practices that build value and trust with all stakeholders.	Our goal is to delight our customers through innovative solutions that assist in reducing cyber risk.

We believe every employee makes a difference, and we strive to empower employees in their roles and support their career growth.

We continuously work to strengthen our communities through volunteer efforts and charitable giving.

We are committed to reducing the environmental impact of our operations and to providing more environmentally friendly solutions for our customers through our cloud-based platform.

Governance of ESG

Our board of directors believes that oversight of ESG issues is a key responsibility of the entire board. Each of our board committees works closely with management to oversee ESG across our business operations in the areas aligned with their respective responsibilities. Our Nominating and ESG Committee oversees our ESG activities, programs, and public disclosures. Our Audit and Risk Committee has oversight responsibility of policies on risk assessment and risk management, including security, data privacy, reliability, business continuity and capacity matters. Our Compensation and Talent Committee oversees a range of human capital management practices, including matters relating to talent acquisition, compensation, benefits, training, and development, as well as employee diversity and inclusion.

ESG Governance Structure

Governance and Responsible Business Practices

We are committed to maintaining a strong corporate governance program that complies with regulations, reflects best practices, and continues to evolve as new expectations and opportunities emerge. Notable highlights include:

•

Our board of directors acts in the best interest of our company and our stockholders, and meets or exceeds evolving regulatory, stockholder, business, and other requirements. Our board established our Corporate Governance Guidelines that together with board committee charters and our certificate of incorporation and bylaws, constitute the primary structure for governance of our company.

•

Our Code of Business Conduct and Ethics applies to all directors, officers, employees of Qualys and our subsidiaries. Agents and contractors of Qualys are also expected to read, understand and abide by this code.

•

In terms of responsible sourcing, we are committed to ensuring that no modern slavery or human trafficking is associated with our supply chains or with any part of our business. As part of our efforts, we participate in the following activities: (1) review procurement documentation to ensure it includes a requirement, as necessary, for our suppliers to confirm that they are not involved in modern slavery or human trafficking; (2) work to ensure that new suppliers declare that they are not involved in modern slavery or human trafficking; and (3) review our policies and training efforts to account for the requirements of the Modern Slavery Act of 2015.

•

The Company annually conducts a reasonable country of origin inquiry and additional due diligence designed to conform with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the “Framework”), in order to determine whether any “Conflict Minerals” contained in the Company’s products originated from the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia or Angola (collectively, the “Covered Countries”), in an effort to ensure that Conflict Minerals are not included in the Company’s products. We also work to prohibit our suppliers from profiting from the sale of “Conflict Minerals” that funds conflict in the “Covered Countries”, and we require that our suppliers source these minerals from socially responsible suppliers.

Please see our Modern Slavery Act Statement, latest Form SD, Form 10-K, and ESG report for more information on these policies and related programs on our website at www.qualys.com.

Empowering Our Business and Customers

Cybersecurity and compliance constitute key parts of our business. Our customers look to Qualys to enable protection of their systems and applications from ever-evolving cyberattacks and to maintain compliance with related cybersecurity policies and regulations. We continually work to enhance the capabilities of our cybersecurity offerings. We hold ourselves to the highest standards regarding data security policies and customer privacy programs. Trust is the foundation of our business, and we take the responsibility to protect our customers’ data and privacy very seriously.

Oversight of cybersecurity and customer data privacy at Qualys begins with our Board and the direct supervision of the Audit and Risk Committee. Our Chief Information Security Officer (“CISO”) has management oversight of IT, platform, physical infrastructure, and product security, and other department leaders regularly update the Board on cybersecurity and customer privacy.

Consistent with our Board’s and Management’s cybersecurity and customer data privacy oversight, we have established an Information Security Management System (“ISMS”) comprised of policies, procedures, and processes for assessing, identifying, and managing material risks from cybersecurity threats, and have integrated these processes into our overall enterprise risk management systems and processes. Our ISMS is aligned to generally accepted security standards and is certified by third-party auditors according to ISO/IEC 27001 standards. We routinely assess cybersecurity risks for materiality, including assessing any potential unauthorized occurrence on or conducted through our information systems that may result in adverse effects on the confidentiality, integrity, or availability of our information systems or any information residing therein.

We routinely conduct risk assessments to identify cybersecurity threats and weaknesses, as well as risk assessments of events that could potentially materially change our business practices and affect our information systems that could be impacted by cybersecurity threats and vulnerabilities. These risk assessments include the identification of reasonably foreseeable internal and external risks, the likelihood and potential damage that could result from such risks, and the sufficiency of existing policies, procedures, systems, and safeguards in place to manage such risks.

Following these risk assessments, we re-design, implement, and maintain reasonable safeguards to minimize identified risks; reasonably address any identified gaps in existing safeguards; and regularly monitor the effectiveness of our safeguards. We devote significant resources and designate high-level personnel, including our CISO who reports to our Chief Executive Officer, to manage the risk assessment and mitigation process.

As part of our overall risk management system, we monitor and test our safeguards and train our employees on these safeguards, in collaboration with human resources, IT, and management. Personnel at all levels and departments are made aware of our cybersecurity policies through periodic trainings.

We have established a Computer Security Incident Response Team (“CSIRT”) that identifies security incidents, characterizes the nature and severity of incidents, and provides diagnostic and corrective actions when appropriate. The security measures the CSIRT employs are consistent with relevant requirements of the National Institute of Standards and Technology (“NIST”), Federal Risk and Authorization Management Program (“FedRAMP”), International Organization for Standardization (“ISO”), and Federal Information Security Management Act (“FISMA”). We have also adopted certain guidelines from NIST and the United States Computer Emergency Readiness Team.

Our Incident Response Program and Plan describes the major phases of an incident management lifecycle which includes the preparation, detection and analysis, containment, eradication and recovery,

and post-incident activity. Qualys’ 24x7 Security Operations Center (“QSOC”) and CSIRT conduct Incident Response Plan testing and training on a periodic basis through tabletop exercises or simulated attack scenarios. This testing appraises our readiness to respond to such scenarios and tests the completeness and accuracy of the incident response plan. The QSOC and CSIRT teams drive these exercises to participants via various cyber security incident scenarios in the form of multiple injects. Exercise participants primarily consist of members from various Qualys departments such as security operations, IT operations, network operations, and other departments depending on the selected scenario.

We routinely evaluate the risks posed by third-party providers and engage with those whom fail to comply with our relevant contract requirements, or when we feel further action is needed to keep our risk levels within approved tolerance levels.

We engage assessors, consultants, auditors, and other third parties in order to obtain external validation for effectiveness and adequacy of our security posture in compliance with regulatory requirements. These service providers attest to our organization-wide design and implementation of cybersecurity policies and procedures, and annually monitor such policies and procedures from a safety perspective.

Please see our 2023 annual report on Form 10-K, and our ESG report for more information on these policies and related programs on our website at www.qualys.com.

Supporting Our Team and Community

We are committed to fostering a culture of diversity, equity, and inclusion, and we promote and practice diversity and inclusion. We seek to continue to improve our hiring, development, advancement, and retention of diverse talent and to foster an inclusive workplace. In addition to having more than 50% of the executive team from underrepresented communities, we are also continuing to improve diversity among our growing workforce, with steady increases in recent years in the percentage of women employed among our global workforce and with over half of our US-based employees from underrepresented communities.

Qualys is focused on building a pipeline of diverse candidates across all our job functions. We define diversity as underrepresented job seekers, like women, minorities, people with disabilities, older workers, and LGBTQIA+ community members. Qualys searches the globe for top talent in an effort to recruit and hire diverse individuals with a variety of skills, experiences, and backgrounds.

Employee Engagement, Training, and Development. We require our employees and managers to participate in myriad training programs directed at maintaining a harassment-free, diverse, and secure workplace. With our diverse employee population, we uphold the rights to work in an environment that promotes equal opportunity and prohibits discriminatory practices against race, color, national origin, ancestry, medical condition, religious creed (including religious dress and grooming practices), marital status, registered domestic partner status, sex, sexual orientation, gender identity and expression, genetic characteristics and information, age, veteran status, or any other protected characteristic. Creating a respectful workplace and preventing harassment to our employees remain our on-going commitment.

Investing in employees is critical to our success. Qualys employees participate in an onboarding program to integrate new hires into role-specific functions and company culture. Qualys offers managers and employees various training courses as needed. To support career growth inside and outside Qualys, we offer free self-paced and instructor-led certified training on core Qualys topics, giving employees an opportunity to achieve certifications and job-related courses. In 2024, we made a strategic investment in LinkedIn Learning to provide all employees and managers with a plethora of courses tailored to enhance their skills, broaden their knowledge, fuel their career ambitions, and reach their full potential.

To allow for open dialogue between employees and managers, we conduct formal employee reviews each year. Corrective action plans are developed for employees who may be struggling to meet their job responsibilities. Employee performance is considered during compensation reviews. In addition to formal reviews, our Human Resources team regularly meets with managers to check in with teams and conducts exit interviews globally. Qualys India also conducts an assimilation program for new employees, through which feedback is collected as employees join the company.

Benefits and Compensation. We understand that providing competitive compensation and benefits plays a critical role in attracting and retaining the best available personnel. That is why we offer robust compensation and benefits to our employees, including competitive base salaries, variable pay and equity awards, and generous benefits packages. To support the health and wellness of our workforce, Qualys offers premium health coverage with minimal out-of-pocket contributions for our employees. Qualys aims to maintain a healthy work-life balance and provide resources to support our employees’ mental and physical well-being. Our global employees and their families have access to the Employee Assistance Program (EAP) at no charge, offering counseling sessions on many topics, including mental health, substance abuse, grief and loss, financial or workplace issues, and more.

Qualys maintains a Compensation and Talent Committee of the Board of Directors to oversee the company’s compensation policies, plans and benefits programs, and overall compensation philosophy. The Committee approves CEO and executive officers’ compensation plans, and reviews, approves, and administers various employee benefit plans, among other duties. As part of its ongoing review of the performance criteria and compensation of designated key executives, the Compensation and Talent Committee also meets annually with the CEO, the Company’s chief human resources executive, and any other corporate officers as it deems appropriate.

Community Engagement. We value the communities that support our operations and have several company and employee-led initiatives to support the communities in which we operate. As part of our strategic efforts to build a more educated and diverse workforce and support the management of climate risk, our community initiatives in 2023 were centered on advancing education, gender equality, and the environment.

Our company culture is one of generosity and empathy, and we are proud of our employees who volunteer their time and resources to make a difference in the communities we serve. We believe that by giving back, we are not only making a positive impact on the world but also creating a better place for our employees, customers, and partners to live and work.

Please see our 2023 annual report on Form 10-K, and our ESG report for more information on these policies and related programs on our website at www.qualys.com.

Sustainable Business Operations

Qualys products, delivered via our multi-tenant cloud platform, enable improved environmental sustainability for our customers. In particular, our cloud-based solutions minimize the number of physical servers our customers have to deploy within their own environments, reducing energy consumption on their end. Qualys Cloud Apps, delivering rich content and dashboards visible on any device, also reduce paper and printing costs for our customers.

Our environmental, health and safety systems, processes and tools in place across our footprint enable Qualys to meet or exceed governmental and industry requirements. We strive to consistently improve how we operate our platforms in energy-efficient networks and data centers as well as pursue sustainability initiatives that reduce energy, waste and materials consumption. We have 14 multi-tenant platforms across the world, eight of which are in collocated facilities. The others are hosted in public cloud environments. Though data centers are inherently energy-intensive, utilizing collocated facilities allows us to leverage economies of scale for power and cooling. In addition, most of our third-party providers continue to advance their own sustainability programs to reduce their environmental impact.

Please see our 2023 annual report on Form 10-K, and our ESG report for more information on these policies and related programs on our website at www.qualys.com.

No Incorporation by Reference

This proxy statement includes several website addresses or references to additional company reports or resources found on our corporate website. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports or resources, is not part of this proxy statement and is not incorporated by reference in this proxy statement.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 24, 2024. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Sumedh S. Thakar	48	Director, President and Chief Executive Officer
Joo Mi Kim	43	Chief Financial Officer
Bruce K. Posey	72	Chief Legal Officer and Corporate Secretary

Sumedh S. Thakar is also a director of Qualys. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Joo Mi Kim has served as our Chief Financial Officer since June 2020. Ms. Kim rejoined us from Impact, a partnership automation technology company, where she served as Chief Financial Officer from September 2019 to June 2020. Ms. Kim previously served as Chief Financial Officer of Aera Technology, an enterprise cognitive technology company, from June 2018 to July 2019, and as Vice President, FP&A, Investor Relations and Operations at Qualys from June 2016 to June 2018. From July 2015 to June 2016, Ms. Kim was Senior Director of Finance at Zynga, a social gaming company. From 2014 to 2015, she was Director of Finance at Anaplan, a planning and performance management platform provider, and from 2012 to 2014, she was Vice President, Finance and Corporate Operations at mLab. Earlier in her career, Ms. Kim was an associate at Foros, an investment bank, from 2009 to 2012, and at J.P. Morgan from 2008 to 2009. Ms. Kim began her career as an economic consultant at Ernst & Young from 2003 to 2006. Ms. Kim holds a Bachelor of Arts degree in Economics from the University of Chicago and Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

Bruce K. Posey has served as our Chief Legal Officer since October 2021 and our Corporate Secretary since June 2012. Mr. Posey was previously our Vice President and General Counsel from May 2012 to October 2021. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following individuals are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers” (“NEOs”):

Name	Position
Sumedh S. Thakar	Director, President and Chief Executive Officer (“CEO”)
Joo Mi Kim	Chief Financial Officer
Bruce K. Posey	Chief Legal Officer and Corporate Secretary
Allan Peters (1)	Former Chief Revenue Officer

(1)	Mr. Peters’ employment with us was terminated on February 7, 2023 with transition services provided through March 31, 2023.

Overview

Business Highlights

We are a leading provider of disruptive cloud-based Information Technology (“IT”), security, and compliance solutions enabling organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our natively integrated cloud solutions address the growing IT, security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing, containers and serverless IT models, and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based IT, security and compliance solutions delivered in a single platform.

We intend to leverage our innovation, extensive expertise and position as a trusted provider of cloud-based IT, security and compliance solutions to continue to grow our revenues and maintain strong profitability. Despite a challenging macro economic environment in 2023, we continued our business momentum and improved our financial performance, as set forth in the bullets and graphics below:

•	Revenues increased by 13% to $554.5 million, as compared to $489.7 million in 2022;

•	Net income increased by 40% to $151.6 million, which represents 27% of our 2023 revenues, as compared to $108.0 million in 2022, which represents 22% of our 2022 revenues;

•

Adjusted EBITDA* (a non-GAAP financial measure) increased by 19% to $259.1 million, which represents 47% of our 2023 revenues, as compared to $218.6 million in 2022, which represents 45% of our 2022 revenues; and

•	Earnings Per Share (“EPS”) increased by 47% to $4.03, as compared to $2.74 in 2022. Non-GAAP EPS* increased by 42% to $5.27, as compared to $3.72 in 2022.

* Appendix B contains a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Consistent with our “pay-for-performance” philosophy, our non-equity incentive plan pays cash compensation based on achievement of bookings, revenue growth and non-GAAP EPS. The Compensation and Talent Committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best support our annual operating plan and enhance long-term value creation. In 2023, notwithstanding our improved financial performance, the non-equity incentive plan paid out at approximately 50% of target; we achieved non-GAAP EPS targets, but achievement on bookings and revenue growth was generally below the stretch targets the Compensation and Talent Committee established for the year.

Executive Compensation Highlights

Historically, our board of directors or the Compensation and Talent Committee approved our annual performance goals that would be used for the PRSU component of the equity award for the next year, in the fourth quarter of the preceding year. During 2023, our board of directors continued this practice of approving the target value of PRSUs for 2024 in October 2023, but decided to move the approval of the performance goals to be used for the PRSU component to February 2024. Our board of directors and the Compensation and Talent Committee intends to maintain this structure (approving target value in October and approving performance goals in February of the following year). This change was made so that our board of directors and the Compensation and Talent Committee has the benefit of a complete view of year end results and a more refined forecast when approving our performance goals, which improves their ability to set appropriately calibrated goals.

The result of this change in 2023 is that there were no PRSUs considered granted to NEOs in 2023 for purposes of ASC Topic 718. The PRSUs that would have been historically granted in October of 2023 were instead considered granted in February of 2024. Years two and three of our 2022 and 2021 PRSUs, respectively, would have historically been considered granted in October of 2023 but instead were considered granted in February of 2024. Beginning in 2024, resulting from this change in structure, three tranches of PRSUs will be considered granted in February of each year and our annual RSU award will be considered granted in October of each year. This is illustrated in the chart below, where each row represents the annual grant approved by our Compensation and Talent Committee, and each column represents the year the grant is reported in the Summary Compensation Table.

To ensure transparency and clarity to our shareholders, we are providing a supplemental Compensation Table in the CD&A (see page 59), as well as providing the detail in the footnotes of the Summary Compensation Table (see the footnotes of page 64).

This change is discussed in more detail in the section entitled “Equity Compensation” of the Executive Compensation Program Components, and in the section entitled “2023 Summary Compensation Table”.

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each element:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on our company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Non-Cash and Non-Equity Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Payments and Benefits

To promote the retention of our named executive officers and, in the case of change in control payments and benefits, incentivize them to identify and execute economic transactions for the benefit of our stockholders

Good Pay and Governance Practices

We maintain the following good executive pay and corporate governance policies and practices:

What we do
✓ We balance near- and long-term strategic objectives by providing a mix of cash and equity incentives
✓ We cap non-equity incentive awards at 100% of target for all of our named executive officers, except our former CRO whose commissions were capped at 200% of target

✓  A substantial portion of our named executive officers’ equity awards is performance-based equity with vesting and release of the PRSU awards capped at 100% of target performance in each of the first two years of the performance period. Cumulative achievement over 100% is vested and released at the end of the third year of the performance period, subject to the continued service by the named executive officer through the date that performance is certified

✓ We audit our incentive plan processes, results, and payments on a regular basis
✓ We hold an annual stockholder advisory vote to approve our named executive officers’ compensation and we engage with stockholders and respond to their feedback on our executive compensation program
✓ We adopted stock ownership guidelines for our non-employee directors and executive officers
✓ We adopted clawback and compensation recovery policies for our former and current executive officers that comply with Exchange Act Rule 10D-1 and the applicable Nasdaq Listing Rules

✓ We prohibit hedging and pledging of our common stock by all directors, officers, employees and agents (such as consultants and independent contractors) of the Company as well as related parties
✓ Our Compensation and Talent Committee is made up solely of independent directors and makes all executive compensation decisions
✓ We review our Compensation and Talent Committee charter on a regular basis
What we are not doing
× We do not offer tax “gross-ups” to any of our named executive officers
× We do not pay dividends on unvested equity awards
× We do not offer special executive retirement plans to our named executive officers or other executives
× We do not guarantee salary increases for our named executive officers
× We have a policy to not make severance payments to named executive officers who voluntarily terminate their employment.

Overview of Stockholder Engagement Process

Engagement Prior to Annual Meeting	Annual Meeting
Publish annual report and proxy statement, highlighting recent Board and Company activities Seek feedback on matters for stockholder consideration

  Provide environment for direct engagement among Board members, senior management, and stockholders

  Opportunity for stockholders to ask questions about the Company

  Determine voting results for Company and stockholder proposals

Off-Season Engagement and Evaluation of Best Practices	Post Annual Meeting

  Engage with stockholders and other stakeholders to better understand their viewpoints and inform discussions in the boardroom

  Evaluate potential changes to environmental, social, governance and executive compensation practices in light of stockholder feedback and review of practices

  Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during the proxy season

  Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures

  Determine topics for discussion during off-season stockholder engagement

Stockholder Engagement and Advisory Vote on Named Executive Officer Compensation

Our Compensation and Talent Committee considers the results of the annual stockholder advisory vote on the compensation of our named executive officers (“Say on Pay”) and stockholder feedback on our executive compensation program as part of its annual executive compensation review. In 2023, our “Say on Pay” proposal received nearly 88% support and we continued to reach out to our stockholders to discuss our compensation programs. Based on this strong stockholder support and the positive feedback we received during our stockholder outreach, our Compensation and Talent Committee determined to maintain the parameters of our existing executive compensation program and policies. However, we continue to incorporate stockholder feedback into our compensation structure.

In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, we reached out to 35 of our top stockholders in early 2024 to discuss our 2023 executive compensation program and other ESG initiatives. These top 35 stockholders held approximately 67% of our outstanding stock as of December 31, 2023. Nine stockholders, representing approximately 31% of our outstanding stock as of December 31, 2023, accepted our invitation for engagement. These stockholders noted their support for our executive compensation program.

Our outreach included 35 of our top stockholders who held 67% of our outstanding stock as of December 31, 2023

% Qualys Stock Ownership

Compensation-Setting Process

Role of the Compensation and Talent Committee

Our Compensation and Talent Committee operates under a written charter adopted by the committee and approved by our board of directors. The charter is available on our website. Each member of our Compensation and Talent Committee qualifies as (i) an “independent director” under the Nasdaq Stock Market requirements, and (ii) a “non-employee director” under Exchange Act Rule 16b-3.

Our Compensation and Talent Committee oversees our overall compensation philosophy, compensation plans, and benefits programs. Our Compensation and Talent Committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, our Compensation and Talent Committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans and approves the grant of equity awards under our equity incentive plans. Our Compensation and Talent Committee also reviews on a periodic basis the operations of our executive compensation program to determine whether they are properly coordinated and achieving their intended purposes. If our Compensation and Talent Committee determines that any aspect of our executive compensation program yields payments and benefits that are not reasonably related to executive and corporate performance, the committee may take steps to modify the program.

Our Compensation and Talent Committee has authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2023, our Compensation and Talent Committee engaged Compensia, Inc., a national compensation consulting firm to assist us with respect to the compensation of our executive team, including our named executive officers.

Role of Compensation Consultants

In 2023, Compensia provided a report on regulatory developments, proxy advisory policy changes, and trends in short-term and long-term incentive compensation program design. In 2023, Compensia further provided data on the compensation provided to executives in our compensation peer group and the competitive market in general. The compensation peer group was selected on the basis of relevant industry, size, location and comparability of the business. This data was considered by our Compensation and Talent Committee in setting executive compensation in 2023. This process involved Compensia analyzing, reviewing and making recommendations to our Compensation and Talent Committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus target non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. Compensia also provided data on market practices relating to stock ownership guidelines for executives and non-employee directors and data on our compensation peer group’s non-employee director compensation, short-term and long-term incentive compensation program design, and equity utilization, as well as reports on executive compensation trends and regulatory developments.

In 2023, Compensia did not provide any services to us or receive any payments from us, except in its capacity as a consultant to our Compensation and Talent Committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the Nasdaq Stock Market, our Compensation and Talent Committee believes that its relationship with Compensia and its work on behalf of the committee has not raised any conflicts of interest.

Role of Management

During 2023, Mr. Thakar, Ms. Kim, Mr. Posey, and Ms. Rima Touma Bruno, our Chief Human Resources Officer, typically attended our Compensation and Talent Committee’s meetings. Our Compensation and Talent Committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends the portions of a meeting during which decisions regarding his or her compensation are made.

Peer Companies

On an annual basis, our Compensation and Talent Committee approves a list of peer companies for the committee to use in conducting a competitive market analysis of executive officer compensation. To represent the market in which we compete for talent, we consider four primary company selection characteristics in determining the peer group each year:

1.	Size: Similarly-sized publicly-traded companies in terms of annual revenues and market capitalization.

2.	Industry: Application Software or Systems Software GICS sub-industry.

3.	Growth: Companies with strong revenue growth and high market capitalization to revenue ratios.

4.	Location: Primarily companies in Northern California.

In April 2023, with the assistance of Compensia, our Compensation and Talent Committee reviewed our compensation peer group based on our peer group selection criteria. This resulted in adding four new companies to the peer group and removing four companies from the peer group (each of which are no longer publicly-traded). The following is a list of the public companies that our Compensation and Talent Committee used to set cash and equity compensation beginning in 2023:

Compensation Peer Group
Altair Engineering Inc.	Guidewire Software, Inc.	Rapid7, Inc.
AppFolio, Inc.	HashiCorp, Inc.	SecureWorks Corp.
BlackLine, Inc.	HubSpot, Inc.	SentinelOne, Inc.
Confluent, Inc.	New Relic	Splunk Inc.
CrowdStrike Holdings, Inc.	PagerDuty, Inc.	Tenable Holdings, Inc.
Elastic N.V.	Palo Alto Networks, Inc.	Varonis Systems, Inc.
Five9, Inc.	Paycor HCM, Inc.

Use of Peer Data

Our Compensation and Talent Committee uses the compensation peer group and market data provided by Compensia (including custom cuts of survey data from Radford) to obtain a general understanding of compensation practices within our compensation peer group and the competitive market in general. In setting the various elements of compensation for the named executive officers, our Compensation and Talent Committee reviewed base salary, target total cash compensation (i.e., base salary plus target non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Pay Mix

As shown in the charts below, a significant portion of the target total direct compensation (which consists of base salary, target bonus opportunity, the intended value of the time-based RSUs approved by our board of directors in October 2023, and the intended target value of the PRSUs approved by our board of directors in October 2023, as discussed in the “Executive Compensation Program Components” section below) for the named executive officers is performance-based compensation (50% for the CEO, Mr. Thakar, and 30% for Ms. Kim and Mr. Posey, who were the only other named executive officers employed by us for all of 2023). For the chart showing the target total direct compensation of Ms. Kim and Mr. Posey, each figure was separately calculated for each named executive officer, and the percentages shown in the chart represent the average of the figures for the two named executive officers.

CEO 2023 Target Compensation Structure	Other NEOs Average 2023 Target Compensation Structure

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2023.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s-length negotiation. Our Compensation and Talent Committee typically reviews and considers adjustments to our named executive officers’ base salaries on an annual basis. When doing so, our Compensation and Talent Committee considers factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

Our Compensation and Talent Committee reviewed our executive compensation program, including base salary for our named executive officers. The committee evaluated the peer group compensation data provided by Compensia and determined, based on its judgment, that we were providing target compensation below current market compensation. The committee approved increases to the base salaries of our named executive officers effective as of November 1, 2023. Each named executive officer’s base salary during 2023 is listed in the table below.

Named Executive Officer	Base Salary at Start of 2023	Base Salary at End of 2023
Sumedh S. Thakar	$550,000	$600,000
Joo Mi Kim	410,000	450,000
Bruce K. Posey	360,000	380,000
Allan Peters(1)	325,000	—

(1)	Mr. Peters’ employment with us was terminated on February 7, 2023 with transition services provided through March 31, 2023.

The total base salaries paid to our named executive officers during 2023 are set forth in the section entitled “2023 Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

2023 Corporate Bonus Plan

To motivate and reward our named executive officers to achieve our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to them based on meeting one or more corporate performance objectives. The objectives change from year to year as we grow and market conditions evolve and different priorities are established, but our Compensation and Talent Committee selects challenging objectives that are achievable only by strong performance.

Except for Mr. Peters (who, prior to the termination of his employment, participated in our Sales Incentive Compensation Plan described below, in light of his position as our Chief Revenue Officer through February 7, 2023 with transition services provided through March 31, 2023), our named executive officers participated in our 2023 Corporate Bonus Plan, which provided them with an opportunity to receive formula-based incentive amounts on a quarterly basis. Our Compensation and Talent Committee decided this was the most appropriate measure of time to determine achievement of our short-term objectives because it aligns with the time periods for which we give external guidance. These named executive officers’ target bonus opportunities under the 2023 Corporate Bonus Plan are expressed as a percentage of each named executive officer’s base salary as of the last day of the applicable quarter. For 2023, each named executive officer’s percentage remained unchanged from 2022.

The target bonus opportunity of each named executive officer that participated in the 2023 Corporate Bonus Plan is listed in the table below and represents the maximum amount that the named executive officer could receive under the 2023 Corporate Bonus Plan.

Named Executive Officer	Target (and Maximum) Bonus for 2023
Sumedh S. Thakar	100%
Joo Mi Kim	50%
Bruce K. Posey	50%

For 2023, the performance metrics used to determine bonuses continued to be (i) growth in our bookings for the applicable quarter over the same quarter of the prior year, (ii) growth in revenues from the same quarter in 2022 and (iii) non-GAAP earnings per diluted share, with all three metrics weighted equally. Our Compensation and Talent Committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best supported our annual operating plan and enhance long-term value creation.

These three metrics were calculated as follows:

•

Bookings was calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth measure is an internal measure and is a non-GAAP financial measure.

•	Revenues was determined in accordance with GAAP and set forth in our quarterly and annual financial statements.

•	Non-GAAP earnings per diluted share measure was calculated as GAAP net income adjusted for (i) stock-based compensation expense, (ii) amortization of acquired technology, (iii) non-recurring charges such as acquisition related expenses and (iv) the related income tax effects of these adjustments, divided by weighted average shares (diluted) for the applicable quarter. The repurchase of shares under our share repurchase program was considered when calculating non-GAAP earnings per diluted share to avoid any unintended increase in the amount of actual awards under our 2023 Corporate Bonus Plan. Appendix B contains a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure.

For each of the three metrics, performance may be adjusted to remove the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs. These exclusions are intended so that performance can be evaluated on organic foreseeable results rather than extraordinary transactions outside the scope of the Compensation and Talent Committee’s forecasts. The Compensation and Talent Committee made no adjustments to any of these metrics in 2023.

The target award amounts for our named executive officers (other than Mr. Peters) in each quarter of 2023 were as follows:

2023 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1 Target	Q2 Target	Q3 Target	Q4 Target	Total Target
Sumedh S. Thakar	$137,500	$137,500	$137,500	$150,000	$562,500
Joo Mi Kim	51,250	51,250	51,250	56,250	210,000
Bruce K. Posey	45,000	45,000	45,000	47,500	182,500

Each named executive officer’s bonus is paid as a percentage of his or her target bonus opportunity amount based on the weighted average of the payout percentages for each applicable measure. To be eligible for a quarterly bonus payment under our 2023 Corporate Bonus Plan, an individual must be employed as of the last working day of the quarter.

For each of the three equally-weighted metrics, the payout percentage was capped at target (100%). Our Compensation and Talent Committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. Payout could be zero if performance is below minimum levels for all three measures.

The following table shows the level of achievement of each quarterly performance target under our 2023 Corporate Bonus Plan and the corresponding payout for each of these quarterly performance targets:

	Q1			Q2			Q3			Q4
	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout
Bookings Growth	15.6%	*	—%	15.6%	*	57%	17.8%	*	—%	17.8%	*	100%
Revenue Growth	17.8%	15.2%	—%	16.8%	14.4%	—%	16.2%	13.1%	44%	16.3%	10.5%	—%
Non-GAAP EPS	$0.94	$1.09	100%	$0.98	$1.27	100%	$1.03	$1.51	100%	$1.12	$1.40	100%
Weighted Payout			33%			52%			48%			67%

*	With respect to actual bookings growth rate, as noted above, this is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us.

Based on the achievement against the applicable performance metrics discussed above, the quarterly and aggregate actual amounts awarded to our named executive officers (other than Mr. Peters) for 2023 were as follows:

2023 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Q1 Award Amount	Q2 Award Amount	Q3 Award Amount	Q4 Award Amount	Total Amount
Sumedh S. Thakar	$45,833	$71,775	$66,138	$100,050	$283,796
Joo Mi Kim	17,083	26,753	24,651	37,519	106,006
Bruce K. Posey	15,000	23,490	21,645	31,683	91,818

Sales Incentive Compensation Plan

Since Mr. Peters’ responsibilities were based primarily on his ability to drive sales, his non-equity incentive plan compensation opportunity was provided under our Sales Incentive Compensation Plan instead of our 2023 Corporate Bonus Plan. Mr. Peters had a target sales incentive compensation opportunity under our Sales Incentive Compensation Plan equal to 100% of his base salary.

As a participant in our Sales Incentive Compensation Plan, Mr. Peters had the opportunity to receive quarterly payments based on the year-over-year growth in our year-to-date new bookings (which was weighted 60%) and upsell bookings (which was weighted 40%). Our Compensation and Talent Committee decided that these two metrics and this weighting best supported our short-term sales goals given our focus on new customer acquisition.

The two bookings metrics under our Sales Incentive Compensation Plan were calculated as follows:

•

New bookings was calculated as the sum of subscribed revenues for all subscriptions contracted (in the quarter) by customers that either had never previously purchased a Qualys product, license, or service or had neither been under contract nor purchased or received any Qualys product, license, or service for 12 months.

•

Upsell bookings was calculated as the sum of (i) the subscribed revenues added (in the quarter) before the term of existing contracts and (ii) the incremental subscribed revenues exceeding the subscribed revenues of the original contracts that were being renewed in the quarter (i.e., the total subscribed revenues minus the subscribed revenues that result from the customers’ renewed or extended commitments to pay subscription fees for Qualys’ services that were provided to the customers under their prior or existing contracts).

For each metric, the subscribed revenues were based on the amount of subscription contracted if the term was one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeded one year. The measures were internal measures and are non-GAAP financial measures.

Mr. Peters’ sales incentive compensation as of the end of each quarter of 2023 was to be calculated as a percentage of his target sales incentive compensation opportunity based on the weighted average of the payout percentages for each applicable metric. For each of the two metrics, the payout percentage was to be capped at 200% of target. Our Compensation and Talent Committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. The amount of sales incentive compensation could be zero if performance was below minimum levels for both measures.

Mr. Peters’ employment with us was terminated on February 7, 2023, before the end of the first quarter of 2023. Accordingly, Mr. Peters did not receive any payments under our Sales Incentive Compensation Plan in 2023.

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and to align the interests of our named executive officers with those of our stockholders. Continuing the practice we introduced in 2021 based on feedback from our stockholders, the equity award grants for our named executive officers that were approved in 2023 were a mix of time-based RSU and PRSUs. RSUs serve to retain our named executive officers over the long-term and align with our objective of long-term stockholder value creation. PRSUs drive long-term stockholder value creation and more strongly align our named executive officers’ interests with the interests of the Company and its stockholders. The PRSUs will provide significant value to our named executive officers only if the Company achieves specific operational goals since the PRSUs will vest only if these goals are achieved. During 2023, the board of directors and the Compensation and Talent Committee decided to change the timing of setting the performance goals for the PRSUs, which resulted in a change in the date the PRSUs are considered granted under FASB ASC Topic 718 (and therefore a change in the amount to be included in the Summary Compensation Table for each named executive officer’s 2023 compensation). For more information about the timing of PRSUs approved to our named executive officers, please see “Executive Compensation Highlights” above.

Each year, we evaluate granting equity awards to our named executive officers to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value. We consider factors such as:

•	the named executive officer’s performance, contributions, responsibilities, and experience;

•	the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives);

•	a compensation analysis performed by our human resources department and/or our independent compensation consultant;

•	market data researched from our compensation peer group (as well as custom cuts of survey data from Radford) and a competitive market analysis provided by our independent compensation consultant;

•	the equity award recommendations of management (except with respect to their own equity awards); and

•	internal equity considerations.

We also periodically grant equity awards to new executive hires or in connection with a promotion and to recognize corporate and individual performance. The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing competitive market conditions.

The equity awards granted to our named executive officers in 2023 are set forth in the sections entitled “2023 Summary Compensation Table” and “Grants of Plan-Based Awards in 2023 Table” below.

Annual Equity Grants

The annual equity grants for our named executive officers that were approved in 2023 consisted of a mix of RSUs and PRSUs. In the case of the PRSUs, our board of directors approved the target number of PRSUs in 2023, but our board of directors did not approve the performance goals for the performance period covering the 2024 fiscal year until February 2024.

The RSUs granted to our named executive officers vest over four years and serve to retain our named executive officers over a long-term period and align with our objective of long-term stockholder value creation. The vesting of the RSUs is subject to the applicable named executive officer’s continued service with us as of each vesting date.

Each named executive officer’s PRSUs are divided into three tranches with one-year performance periods covering the calendar years 2024, 2025, and 2026, respectively. One-third of the target number of PRSUs is allocated to each tranche. Up to 200% of the target number of PRSUs allocated to each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period. These two metrics are to be calculated as follows:

•	Revenues are determined in accordance with GAAP in effect on the date of grant, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

•

Adjusted EBITDA margin is calculated as (i) net income (loss) for the performance period before (A) other (income) expense, net, which includes interest income, interest expense and other income and expense, (B) provision for (benefit from) income taxes, (C) depreciation and amortization of property and equipment, (D) amortization of intangible assets, and (E) stock-based compensation, divided by (ii) revenues for the performance period, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

The revenue growth and adjusted EBITDA margin targets for the first tranche are based on the Company’s annual operating plan for 2024. In order to enable more calibrated goal setting, our board of directors did not set the performance goals for this tranche when target number of PRSUs was approved and instead waited to set the goals until February 2024 (after 2023 fiscal year had been completed, which provided the benefit of having a complete view of year end results). The revenue growth and adjusted EBITDA margin targets for the second and third tranches will be based on the Company’s annual operating plan for the applicable year, which is expected to be determined by our board of directors shortly after the beginning of the applicable year.

Any PRSUs that become eligible to be earned and vest will be scheduled to vest according to the following schedule, subject to the applicable named executive officer’s continued service through the applicable vesting date:

•

For the first and second tranches, up to 100% of the target number of PRSUs allocated to the tranche will vest on the date that performance is certified for that tranche, and any remaining PRSUs that became eligible to vest (“Overperformance Amount”) will vest on the date that performance is certified for the third tranche.

•	For the third tranche, all of the PRSUs that became eligible to vest will vest on the date that performance is certified for that tranche.

In designing the performance and vesting structure of these PRSUs, our Compensation and Talent Committee sought to balance the short-term and long-term incentive and retention aspects of the PRSUs, by allowing the named executive officers to earn and vest in up to the target number of PRSUs each year but requiring continued service for approximately three years in order to vest in any excess number of PRSUs that are earned based on over-achievement of the performance goals.

In addition, the vesting of these RSUs and PRSUs would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

The number of shares of our common stock covered by the RSUs and PRSUs and their intended value at the time of grant are listed in the table below.

Named Executive Officer	Number of Time-Based RSUs(1)	Intended Value of Time-Based RSUs	Number of PRSUs at Target Level of Performance(1)(2)	Intended Value of PRSUs at Target Level of Performance	Number of PRSUs at Maximum Level of Performance(1)	Intended Value of PRSUs at Maximum Level of Performance
Sumedh S. Thakar	45,551	$7,100,000	45,551	$7,100,000	91,102	$14,200,000
Joo Mi Kim	25,599	$3,990,000	10,971	$1,710,000	21,942	$3,420,000
Bruce K. Posey	15,270	$2,380,000	6,544	$1,020,000	13,088	$2,040,000

(1)

For each of these equity awards, the intended value of each equity award was converted into a number of RSUs or PRSUs, as applicable, by dividing the intended value by $155.87 per share, which was the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date.

(2)

These PRSU awards are divided into three tranches with one-year performance periods covering the calendar years 2024, 2025, and 2026, respectively. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will be subject to performance goals to be set shortly after the beginning of applicable performance year.

Understanding the Differences: Reported PRSU Values in the 2023 Summary Compensation Table vs. Target PRSU Values Approved by the Compensation and Talent Committee

As discussed above, the PRSUs awarded to our named executive officers in October 2021, 2022 and 2023 vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. This results in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target values of the PRSUs approved by the Compensation and Talent Committee.

The differences between the GDFVs and the target values are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under FASB ASC Topic 718, which stipulates that grant date is established when the underlying terms of the award are fixed. Because the performance goals for each tranche of the PRSU awards are set in different fiscal years, the tranches are reported separately in the proxy statements discussing those fiscal years. In addition, the total GDFV of the three tranches for FASB ASC Topic 718 purposes (as reported in the Summary Compensation Table in those proxy statements) may differ from the target value that the Compensation and Talent Committee originally approved. In years when the stock price has declined, the GDFV reported for that tranche in the Summary Compensation Table will be lower than the tranche’s target value. In years when the stock price has increased, the GDFV reported for that tranche in the Summary Compensation Table will exceed the tranche’s target value.

To assist investors in understanding the differences between the GDFV of equity awards in the Summary Compensation Table and the annual target equity award values (inclusive of both RSUs and PRSUs) approved by the Compensation and Talent Committee, the below table shows the current compensation for 2023 (actual base salary + actual short-term incentive + GDFV of equity awards granted during 2023), as disclosed in the Summary Compensation Table, as well as a pro-forma of “intended” compensation for 2023 (actual base salary + actual short-term incentive + the annual intended target equity award values for 2023 and resulting total compensation for 2023). For simplicity, we have omitted “Other Compensation” from the table.

2023 Summary Compensation Table Values					2023 “Intended” Compensation
Named Executive Officer	Salary ($) [A]	Actual Short- Term Incentive ($) [B]	Long-Term Incentive GDFV ($) [C]	Total Comp. ($) [D = A+B+C]	Target Long- Term Incentive Value ($) [E]	Total Comp. ($) [F = A+B+E]
Sumedh S. Thakar	558,333	283,796	6,931,496	7,773,625	14,200,000	15,042,129
Joo Mi Kim	416,667	106,006	3,895,400	4,418,073	5,700,000	6,222,673
Bruce K. Posey	363,333	91,818	2,323,636	2,778,787	3,400,000	3,855,151

CEO Appointment PRSUs

In April 2021, in connection with Mr. Thakar’s appointment as our CEO, our board of directors approved the grant of an award of 9,671 PRSUs at the target level of performance (or 19,342 PRSUs at the maximum level of performance). The PRSU award was eligible to be earned and vest based on the compound annual growth rate of the Company’s revenues for a three-year performance period from January 2021 through December 2023 and the compound annual growth rate of the Company’s free cash flow per share for the same three-year performance period. The two metrics were calculated as follows:

•	Revenue was determined in accordance with GAAP in effect on the date of grant, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

•

Free cash flow per share was calculated as (i) calendar year cash flows provided by operating activities, determined according to GAAP in effect on the date of grant, less (A) purchases of property and equipment, less (B) principal payments under capital lease obligations, divided by (ii) weighted average dilutive shares outstanding for such calendar year.

As a result of the Company achieving compound annual growth in revenue of 15% and compound annual growth in free cash flow per share of 19% from January 2021 through December 2023, 14,005 of the PRSUs (which represents 145% of the target number of PRSUs) were earned and vested.

PRSU Awards Granted in October 2021

In October 2021, our board of directors approved the grant of PRSU awards to our named executive officers. Each named executive officer’s PRSU award was divided into three tranches with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. One-third of the target number of PRSUs was allocated to each tranche. Each tranche was and is to become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period.

As a result of the Company achieving revenue growth of 13% and adjusted EBITDA margin of 47% in 2023, the following number of PRSUs were earned and vested for the second tranche of each named executive officer’s PRSUs (which represents 98% of each named executive officer’s target number of PRSUs for that tranche): (i) 12,797 for Mr. Thakar, (ii) 4,620 for Ms. Kim, and (iii) 2,901 for Mr. Posey. Mr. Peters’ then-unvested PRSUs were forfeited when his transition services ended on March 31, 2023.

PRSU Awards Granted in October 2022

In October 2022, our board of directors approved the grant of PRSU awards to our named executive officers. Each named executive officer’s PRSU award was divided into three tranches with one-year performance periods covering the calendar years 2023, 2024, and 2025, respectively. One-third of the target number of PRSUs was allocated to each tranche. Each tranche was and is to become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period.

As a result of the Company achieving revenue growth of 13% and adjusted EBITDA margin of 47% in 2023, the following number of PRSUs earned and vested for the first tranche of each named executive officer’s PRSUs (which represents 98% of each named executive officer’s target number of PRSUs for that tranche): (i) 14,831 for Mr. Thakar, (ii) 3,834 for Ms. Kim, and (iii) 2,191 for Mr. Posey. Mr. Peters’ then-unvested PRSUs were forfeited when his transition services ended on March 31, 2023.

Retirement and Other Benefits

Our named executive officers participate in the same retirement plan as other U.S.-based full-time employees. We maintain a tax-qualified 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We match 100% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Section 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties or to make our named executive officers more efficient and effective and for recruitment, motivation, or retention purposes. Our Compensation and Talent Committee will approve and periodically review all future practices with respect to perquisites or other personal benefits.

Change in Control and Severance Payments and Benefits

Ms. Kim’s employment offer letter and, prior to the end of his employment with us, Mr. Peters’ employment offer letter provided for certain protections in the event of termination of their employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provided for acceleration of vesting upon termination of their employment under specified circumstances.

Our board of directors previously approved (i) a severance and change of control policy for our CEO in April 2021, in connection with Mr. Thakar’s appointment as CEO, and (ii) for our other named executive officers in October 2021. The severance and change of control payments and benefits under these policies supersede any prior agreement or arrangement the named executive officers may have had with us that provided for severance and/or change in control payments or benefits (other than any existing vesting acceleration benefits upon a termination of employment due to death or disability).

We believe that these arrangements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, as well as an estimate of the potential payments and benefits payable thereunder, see the section entitled “Potential Payments Upon Termination or Change in Control” below.

Transition Agreement with Mr. Peters

In connection with the termination of Mr. Peters’ employment with us, we entered into a Transition Agreement and Release with Mr. Peters, in connection with which, and pursuant to the terms of the severance policy described below in the section entitled “Potential Payments Upon Termination or Change in Control—Severance and Change in Control Policies,” Mr. Peters provided transition services to us until March 31, 2023, and we paid Mr. Peters $162,500 in addition to the wages earned through March 31, 2023. Mr. Peters did not receive any acceleration of his equity awards in connection with the termination of his employment with us.

Compensation Policies

Hedging and Pledging Policy

We maintain an insider trading policy that prohibits directors, officers, employees and agents (such as consultants and independent contractors) of our company as well as related parties from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines and Equity Holding Policy

We maintain stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers (including our named executive officers), in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each executive officer is required to own a number of shares of our common stock with a value equal to a specified multiple of his or her base salary. Only shares of the Company’s common stock (including shares beneficially owned) count towards satisfaction of the stock ownership levels. Consistent with emerging best practices, vested and exercisable stock options do not count towards satisfying the guidelines.

Each executive officer must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming an executive officer. Compliance with these guidelines is measured based on the executive officer’s annual base salary and the closing market price of our common stock, in each case as of December 31 of each year (or the next trading day if December 31 is not a trading day). Unless and until an executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award.

Named Executive Officer	Stock Ownership Requirement as a Multiple of Base Salary	In Compliance (Yes/No)
Sumedh S. Thakar	5.0	Yes
Joo Mi Kim	3.0	Yes
Bruce K. Posey	3.0	Yes

Clawback Policies

We previously adopted a clawback policy that prevents an executive officer from benefiting from cash-based incentive compensation or performance-based equity compensation that was paid based on the achievement of performance results that were subsequently restated as a result of the executive officer’s misconduct. This policy helps foster and maintain a culture that emphasizes integrity and accountability. Our clawback policy permits us to require that any of our current or former executive officers who is (or was) subject to Section 16 of the Exchange Act, repay certain cash-based incentive compensation or performance-based equity compensation to us if our Compensation and Talent Committee determines that such executive officer’s actions caused or partially caused us to materially restate all or a portion of our financial statements.

In October 2023, we adopted a new compensation recovery policy in accordance with the Exchange Act Rule 10D-1 and the applicable Nasdaq Listing Rules, which supplements our existing clawback policy. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with Exchange Act Rule 10D-1 and the applicable Nasdaq Listing Standards.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer, our Chief Financial Officer, and certain of our other executive officers in any taxable year to $1 million per person.

An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements) under the Tax Cuts and Jobs Act (the “Act”). Under the transition relief provisions of the Act, it is possible that certain of the equity awards we granted prior to 2018 may be grandfathered and eligible to be excluded from the Section 162(m) deduction limits. Except for any equity awards that qualify for such transition relief provisions, compensation paid to any of our covered executive officers generally will not be deductible in 2023 or future years, to the extent that it exceeds $1 million.

While our Compensation and Talent Committee is mindful of the benefit of being able to fully deduct the compensation paid to our executive officers, the committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our Compensation and Talent Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers, which may include our named executive officers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and the Company may forfeit a deduction on the amounts subject to this excise tax. Also, Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2023, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or 4999 or for any additional tax that he or she might owe as a result of the application of Section 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Accounting standards on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. The accounting standards also require us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

Our Compensation and Talent Committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our executive officers (including our named executive officers) focus on both short-term and long-term financial and operational performance. In addition, in 2023, our Compensation and Talent Committee had engaged Compensia to independently review our executive compensation program. Our Compensation and Talent Committee conducts an annual review of our executive compensation program to ensure that it continues to reward our executive officers (including our named executive officers) for creating short-term and long-term stockholder value without encouraging our executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us. The risk mitigation features include:

•	Balance among short- and long-term incentives, cash and equity, fixed and variable pay

•	Multiple performance metrics as targets

•	Caps on pay

•	Clawback policies

•	Stock ownership guidelines

•	Holding period requirement for performance-based equity awards

•	Anti-hedging policies

•	Double-trigger change in control arrangements

Compensation and Talent Committee Report

The following Compensation and Talent Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Our Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024.

Respectfully submitted by the members of the Compensation and Talent Committee of the board of directors:

John A. Zangardi (Chair)

Thomas P. Berquist

William S. Berutti

Kristi M. Rogers

2023 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for years 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Sumedh S. Thakar	2023	558,333	6,931,496	(3)(4)	283,796	9,607	(5)	7,783,232
Director, President and	2022	550,000	10,361,307	(3)(6)	467,570	13,676	(7)	11,392,553
Chief Executive Officer	2021	502,308	8,364,620	(8)	512,500	17,237	(9)	9,396,664
Joo Mi Kim	2023	416,667	3,895,400	(3)(10)	106,006	18,752	(11)	4,436,825
Chief Financial Officer	2022	410,000	5,069,403	(3)(12)	174,276	19,306	(13)	5,672,984
	2021	351,667	4,541,750	(14)	178,750	16,282	(15)	5,088,449
Allan Peters(16)	2023	81,250	—	(3)(17)	—	190,672	(18)	271,922
Former Chief Revenue Officer	2022	323,769	3,854,273	(3)(19)	—	14,616	(20)	4,192,658
	2021	209,375	3,483,318	(21)	258,276	9,793	(22)	3,960,762
Bruce K. Posey	2023	363,333	2,323,636	(3)(23)	91,818	23,182	(24)	2,801,969
Chief Legal Officer and	2022	360,000	2,934,223	(3)(25)	153,023	20,798	(26)	3,468,044
Corporate Secretary	2021	335,000	2,851,185	(27)	168,750	15,856	(28)	3,370,791

(1)

RSU awards and PRSU awards are shown at their aggregate grant date fair value as determined in accordance with FASB ASC Topic 718. The fair value of each RSU award and PRSU award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024.

(2)

For Mr. Thakar, Ms. Kim and Mr. Posey, the amounts in this column reflect cash incentives earned under our Corporate Bonus Plan for the applicable year. For Mr. Peters, the amounts in this column reflect sales commissions earned under his individualized sales incentive plan for the applicable year.

(3)

As discussed above in the “Compensation Discussion and Analysis” section, the PRSU awards granted to the named executive officers in October 2023, 2022, and 2021 are divided into three tranches with one-year performance periods. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to be earned and vest based on the annual performance goals approved by our board of directors for the applicable performance period before or shortly after the start of the performance year. Pursuant to FASB ASC Topic 718, the accounting grant date for each PRSU tranche is the date the performance goals are approved by the Compensation and Talent Committee and communicated to the employee.

(4)

Due to the change in the timing of approval of the performance goals for the 2024 performance period discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the third tranche of the PRSU award granted to Mr. Thakar in October 2021, the second tranche of the PRSU award granted to Mr. Thakar in October 2022, and the first tranche of the PRSU award granted to Mr. Thakar in October 2023 had not been established in 2023. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2023 compensation that is presented in this table. The performance metrics for these tranches were established in February 2024, and the total grant date fair value for these tranches was $7,311,206, which will be reported for 2024 in next year’s proxy statement.

(5)	Reflects (a) 401(k) matching contributions by Qualys ($8,257) and (b) a premium paid by Qualys for life insurance ($1,350).

(6)

This amount includes the grant date fair value of the first tranche (representing 15,178 PRSUs) and second tranche (representing 13,096 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $3,969,104 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $7,938,208).

(7)	Reflects (a) 401(k) matching contributions by Qualys ($12,214) and (b) a premium paid by Qualys for life insurance ($1,462).

(8)

This amount includes (a) the grant date fair value of a PRSU award granted in April 2021 in connection with Mr. Thakar’s appointment as Chief Executive Officer totaling $1,037,698 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $2,075,397), and (b) the grant date fair value of the first tranche (representing 13,096 PRSUs) of a PRSU award granted in October 2021 totaling $1,572,306 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $3,144,612).

The performance metrics for the second and third tranches (representing an aggregate of 26,192 PRSUs) of the PRSU award granted to Mr. Thakar in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(9)

Reflects (a) 401(k) matching contributions by Qualys ($13,050), (b) a premium paid by Qualys for life insurance ($1,350), and (c) a premium paid by Qualys for supplemental disability insurance ($2,837).

(10)

Due to the change in the timing of approval of the performance goals for the 2024 performance period discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the third tranche of the PRSU award granted to Ms. Kim in October 2021, the second tranche of the PRSU award granted to Ms. Kim in October 2022, and the first tranche of the PRSU award granted to Ms. Kim in October 2023 had not been established in 2023. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2023 compensation that is presented in this table. The performance metrics for these tranches were established in February 2024, and the total grant date fair value for these tranches was $2,070,866, which will be reported for 2024 in next year’s proxy statement.

(11)	Reflects (a) 401(k) matching contributions by Qualys ($17,852) and (b) a premium paid by Qualys for life insurance ($900).

(12)

This amount includes the grant date fair value of the first tranche (representing 3,923 PRSUs) and second tranche (representing 4,728 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $1,214,427 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $2,428,855).

(13)	Reflects (a) 401(k) matching contributions by Qualys ($18,331) and (b) a premium paid by Qualys for life insurance ($975).

(14)

This amount includes the grant date fair value of the first tranche (representing 4,729 PRSUs) of a PRSU award granted in October 2021 totaling $567,764 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,135,527).

The performance metrics for the second and third tranches (representing an aggregate of 9,457 PRSUs) of the PRSU award granted to Ms. Kim in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(15)	Reflects (a) 401(k) matching contributions by Qualys ($13,050), (b) a premium paid by Qualys for life insurance ($900), and (c) a premium paid by Qualys for supplemental disability insurance ($2,332).

(16)	Mr. Peters’ employment with the Company was terminated on February 7, 2023 with transition services provided through March 31, 2023.

(17)	Mr. Peters’ then-unvested PRSUs were forfeited when his transition services ended on March 31, 2023.

(18)	Reflects (a) 401(k) matching contributions by Qualys ($6,139) and (b) a premium paid by Qualys for life insurance ($968). (c) vacation payout ($21,066) and termination payment ($162,500).

(19)

This amount includes the grant date fair value of the first tranche (representing 2,977 PRSUs) and second tranche (representing 3,638 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $928,614 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,857,227).

(20)	Reflects (a) 401(k) matching contributions by Qualys ($10,076) and (b) a premium paid by Qualys for life insurance ($4,540).

(21)

This amount includes the grant date fair value of the first tranche (representing 3,638 PRSUs) of a PRSU award granted in October 2021 totaling $436,778 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $873,557).

The performance metrics for the second and third tranches (representing an aggregate of 7,276 PRSUs) of the PRSU award granted to Mr. Peters in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(22)	Reflects (a) 401(k) matching contributions by Qualys ($6,797), (b) a premium paid by Qualys for life insurance ($2,258), and (c) a premium paid by Qualys for supplemental disability insurance ($738).

(23)

Due to the change in the timing of approval of the performance goals for the 2024 performance period discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the third tranche of the PRSU award granted to Mr. Posey in October 2021, the second tranche of the PRSU award granted to Mr. Posey in October 2022, and the first tranche of the PRSU award granted to Mr. Posey in October 2023 had not been established in 2023. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2023 compensation that is presented in this table. The performance metrics for these tranches were established in February 2024, and the total grant date fair value for these tranches was $1,243,630, which will be reported in 2024 in next year’s proxy statement.

(24)	Reflects (a) 401(k) matching contributions by Qualys ($15,781) and (b) a premium paid by Qualys for life insurance ($7,401).

(25)

This amount includes the grant date fair value of the first tranche (representing 2,242 PRSUs) and second tranche (representing 2,968 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $731,380 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,462,760).

(26)	Reflects (a) 401(k) matching contributions by Qualys ($10,822) and (b) a premium paid by Qualys for life insurance ($9,976).

(27)

This amount includes the grant date fair value of the first tranche (representing 2,969 PRSUs) of a PRSU award granted in October 2021 totaling $356,458 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $712,916).

The performance metrics for the second and third tranches (representing an aggregate of 5,937 PRSUs) of the PRSU award granted to Mr. Posey in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(28)

Reflects (a) 401(k) matching contributions by Qualys ($5,575), (b) a premium paid by Qualys for life insurance ($5,677), and (c) a premium paid by Qualys for supplemental disability insurance ($4,604).

Grants of Plan-Based Awards in 2023 Table

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2023.

Name	Grant Date	Approval Date	Type of Award(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
				Threshold ($)(5)	Target ($)	Maximum ($)
Sumedh S. Thakar
	—	—	Cash Incentive	225,000	562,500	562,500
	10/26/2023	10/26/2023	Time-based RSUs				45,551	6,931,496
Joo Mi Kim
	—	—	Cash Incentive	84,000	210,000	210,000
	10/26/2023	10/26/2023	Time-based RSUs				25,599	3,895,400
Allan Peters
	—	—	Cash Incentive	45,500	325,000	650,000
Bruce K. Posey
	—	—	Cash Incentive	73,000	182,500	182,500
	10/26/2023	10/26/2023	Time-based RSUs				15,270	2,323,636

(1)	Time-based RSUs were granted under our 2012 Equity Incentive Plan.

(2)

For our named executive officers other than Mr. Peters, the amounts reported represent cash incentive compensation opportunities under our 2023 Corporate Bonus Plan. For Mr. Peters, the amount reported represents the cash incentive compensation opportunity under his individualized 2023 sales incentive compensation plan.

(3)

Because the performance metrics for the third tranche of the PRSU awards granted to our named executive officers in October 2021, the second and third tranches of the PRSU awards granted to our named executive officers in October 2022, and all three tranches of the PRSU awards granted to our named executive officers in October 2023 had not been established as of the end of fiscal 2023, such tranches were not yet considered granted under FASB ASC Topic 718. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table.

(4)

Amounts reported in this column represent the grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718. The fair value of each RSU award is measured based on the closing price of our common stock on the date of grant, excluding the impact of estimated forfeitures related to service-based vesting conditions.

(5)

The amounts reported in this column represent (a) in the case of Mr. Thakar, Ms. Kim, and Mr. Posey, the payout under our 2023 Corporate Bonus Plan based on the minimum amounts payable for certain levels of performance for all three performance metrics, or (b) in Mr. Peters’ case, the payout under his individualized 2023 sales incentive compensation plan based on the minimum amounts payable for certain levels of performance for both performance metrics. Payout could be zero if performance is below minimum levels for all of the applicable performance metrics.

Outstanding Equity Awards at 2023 Fiscal Year-End Table

The following table presents information regarding stock options held by our named executive officers as of December 31, 2023.

	Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Sumedh S. Thakar	4/28/2016	4/28/2016	136,000	(2)	—	25.56	4/27/2026
	10/30/2014	10/30/2014	12,911	(2)	—	30.58	10/29/2024
Bruce K. Posey	4/28/2016	4/28/2016	10,000	(2)	—	25.56	4/27/2026

(1)	All stock options referenced in this table were granted under our 2012 Equity Incentive Plan.

(2)	Each of these options was fully vested as of December 31, 2023.

The following table presents information regarding stock awards held by our named executive officers as of December 31, 2023.

	Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Sumedh S. Thakar	10/26/2023	45,551	(4)	8,940,750	—	(5)	—
	10/27/2022	14,831	(6)	2,911,029	—	(7)	—
	10/27/2022	34,152	(8)	6,703,355	—		—
	10/28/2021	23,418	(9)	4,596,485	—	(10)	—
	10/28/2021	19,644	(11)	3,855,724	—		—
	4/27/2021	14,005	(12)	2,748,901	—		—
	4/27/2021	3,627	(13)	711,908	—		—
	10/27/2020	20,270	(14)	3,978,596	—		—
Joo Mi Kim	10/26/2023	25,599	(4)	5,024,572	—	(5)	—
	10/27/2022	3,834	(6)	752,538	—	(7)	—
	10/27/2022	20,596	(8)	4,042,583	—		—
	10/28/2021	8,456	(9)	1,659,744	—	(10)	—
	10/28/2021	16,550	(11)	3,248,434	—		—
	10/27/2020	2,534	(14)	497,374	—		—
	7/29/2020	7,106	(15)	1,394,766	—		—
Bruce K. Posey	10/26/2023	15,270	(4)	2,997,196	—	(5)	—
	10/27/2022	2,191	(6)	430,049	—	(7)	—
	10/27/2022	11,769	(8)	2,310,019	—		—
	10/28/2021	5,309	(9)	1,042,051	—	(10)	—
	10/28/2021	10,390	(11)	2,039,349	—		—
	10/27/2020	8,108	(14)	1,591,438	—		—

(1)	All stock awards referenced in this table were granted under our 2012 Equity Incentive Plan.

(2)	Stock awards in this column consist of unvested time-based RSUs.

(3)

Values reported were computed by multiplying (i) $196.28, the closing price per share on the Nasdaq Stock Market of our common stock on December 29, 2023, the last business day of fiscal 2023, by (ii) the number of shares or units of stock.

(4)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2024.

(5)

As discussed above in the “Compensation Discussion and Analysis” section, the Company approved a PRSU award in October 2023, which is a multi-year PRSU award with one-year performance periods covering the calendar years 2024, 2025, and 2026, respectively. Because the performance metrics for all three tranches of this PRSU award had not been established in 2023, no portion of this PRSU award had been considered granted or outstanding under FASB ASC Topic 718 in 2023, and no portion of this PRSU award is included in this table.

(6)

As discussed above in the “Compensation Discussion and Analysis” section, this PRSU award is a multi-year PRSU award with one-year performance periods covering the calendar years 2023, 2024, and 2025, respectively. Subject to continued service, each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the PRSUs is capped at 100% of target performance for each of the first two tranches, with cumulative achievement over 100% to be vested and released at the end of the performance period for the third tranche. For the first tranche, 97.7% of the target number of PRSUs allocated to the tranche became eligible to vest based on the actual annual revenue growth rate and the adjusted EBITDA margin result for calendar year 2023, all of which vested when the performance was certified in February 2024.

(7)

Because the performance metrics for the second and third tranches of this PRSU award had not been established in 2023, each of these tranches was not considered granted or outstanding under FASB ASC Topic 718 in 2023 and is not included in this table.

(8)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2023.

(9)

As discussed above in the “Compensation Discussion and Analysis” section, this PRSU award is a multi-year PRSU award with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. Subject to continued service, each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the PRSUs is capped at 100% of target performance for each of the first two tranches, with cumulative achievement over 100% to be vested and released at the end of the performance period for the third tranche. For the first tranche, 181.1% of the target number of PRSUs allocated to the tranche became eligible to vest based on the actual annual revenue growth rate and the adjusted EBITDA margin results for calendar year 2022. Among these eligible PRSUs, 100% (out of the 181.1%) of the target number of PRSUs allocated to the tranche vested when the performance was certified in February 2023 and 81.1% of the target number of PRSUs (i.e., the eligible PRSUs exceeding 100% of the target number of PRSUs) will vest and be released when the performance for the third tranche is certified, subject to the applicable named executive officer’s continuous service with the Company. For the second tranche, 97.7% of the target number of PRSUs allocated to the tranche became eligible to vest based on the actual annual revenue growth rate and the adjusted EBITDA margin result for calendar year 2023, all of which vested when the performance was certified in February 2024.

(10)

Because the performance metrics for the third tranche of this PRSU award had not been established in 2023, such tranche was not considered granted or outstanding under FASB ASC Topic 718 in 2023 and is not included in this table.

(11)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2022.
(12)

Subject to continued service through the date that performance is certified, the number of shares that will vest under this PRSU award will vary from 0% to 200% of target based on the compound annual growth rate of the Company’s revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period. As a result of the Company achieving compound annual growth in revenue of 15% and compound annual growth in free cash flow per share of 19% from January 2021 through December 2023, 144.8% of the target number of PRSUs were vested when the performance was certified in February 2024.

(13)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on August 1, 2021.

(14)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2021.

(15)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on October 1, 2020.

Option Exercises and Stock Vested in 2023 Table

The following table sets forth the number of shares of common stock acquired during 2023 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sumedh S. Thakar	93,200	9,362,240	77,543	9,991,534
Joo Mi Kim	—	—	31,876	4,118,671
Allan Peters	—	—	6,766	813,598
Bruce K. Posey	20,300	2,602,206	28,911	3,743,250

(1)

The value realized upon exercise was determined by multiplying (i) the number of shares of our common stock acquired on exercise by (ii) the difference between the closing price per share on the Nasdaq Stock Market of our common stock on the day of exercise and the exercise price per share.

(2)

The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the Nasdaq Stock Market of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2023.

Potential Payments Upon Termination or Change in Control

Severance and Change in Control Policies

Our board of directors approved (i) a severance and change in control policy for our CEO in April 2021, and (ii) for our other named executive officers in October 2021. The severance and change of control payments and benefits under these policies supersede any prior agreement or arrangement the named executive officers may have had with us that provided for severance and/or change in control payments or benefits.

Under these policies, in the event of a qualifying termination of the employment of a named executive officer that is not in connection with a change in control of the Company (i.e. an involuntary termination of employment without “cause”), the named executive officer will receive the following benefits:

•

severance pay equal to (i) in the case of Mr. Thakar, 12 months of his annual base salary, or (ii) in the case of each of the other named executive officers, (A) 3 months of the named executive officer’s annual base salary, if he or she has been employed by us for less than 1 year, (B) 6 months of the named executive officer’s annual base salary, if he or she has been employed by us for at least 1 year but not more than 5 years, or (C) 9 months of the named executive officer’s annual base salary, if he or she has been employed by us for more than 5 years; and

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to the number of months of annual base salary that the named executive officer is entitled to receive under the previous bullet or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

In the event of a qualifying termination of the employment of a named executive officer in connection with a change in control of the Company (i.e. a termination without “cause,” for death or disability, or a resignation for “good reason”), the named executive officer will receive the following benefits:

•	severance pay equal to 100% (or in Mr. Thakar’s case, 150%) of the named executive officer’s annual base salary and target annual bonus;

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to 12 months (or in Mr. Thakar’s case, 18 months) or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

accelerated vesting and exercisability as to 100% of any then-unvested equity awards, with performance-based equity awards vesting at target levels of performance for future performance periods. The payout will include already achieved cumulative performance over 100% up to the end of the prior performance period.

Equity Award Agreements

For the equity awards held by Mr. Thakar, Ms. Kim, and Mr. Posey that were unvested in 2023, the award agreement governing each such award provides that if the applicable named executive officer’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

These awards are governed by the severance and change in control policy for our CEO approved by our board of directors in April 2021, which is described above in the section entitled “—Severance and Change in Control Policies.”

Allan Peters Transition Agreement

Mr. Peters ceased serving as Chief Revenue Officer on February 7, 2023 and pursuant to a Transition Agreement and Release, provided transition services to the Company through and including

March 31, 2023. In connection with this agreement, and pursuant to the terms of the severance policy described above in the section entitled “—Severance and Change in Control Policies,” the Company paid Mr. Peters $162,500 in addition to the wages earned through March 31, 2023.

Estimated Payments Upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers except Mr. Peters, assuming the triggering event took place on December 29, 2023 (the last business day of 2023) and based on the $196.28 closing price per share of our common stock on the Nasdaq Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 29, 2023, the price per share of our common stock on the date of the triggering event may be higher or lower than $196.28 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below. The benefits to which Mr. Peters was eligible upon the end of his employment are explained above in “Potential Payments Upon Termination or Change in Control”.

		Upon a Qualifying Termination of Employment(1)
Name	Type of Benefit	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)	Upon Disability or Death ($)
Sumedh S. Thakar	Vesting Acceleration	—	33,722,904	33,722,904
	Cash Severance	633,078	1,849,616	—
	COBRA Payments	33,078	49,616	—

	Total Termination Benefits	666,156	35,622,136	33,722,904
Joo Mi Kim	Vesting Acceleration	—	16,658,797	16,658,797
	Cash Severance	230,305	685,609	—
	COBRA Payments	5,305	10,609	—

	Total Termination Benefits	235,610	17,355,015	16,658,797
Bruce K. Posey	Vesting Acceleration	—	10,433,314	10,433,314
	Cash Severance	309,808	603,078	—
	COBRA Payments	24,808	33,078	—

	Total Termination Benefits	334,616	11,069,470	10,433,314

(1)

The amounts reported represent the severance and vesting acceleration payments and benefits described above in the section entitled “Potential Payments Upon Termination or Change in Control” as of December 29, 2023 (the last business day of 2023). For RSUs and PRSUs, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the RSUs or PRSUs that are being accelerated (at target for PRSUs for which a performance period has not been completed) by (ii) the closing sales price per share of our common stock on December 29, 2023 of $196.28.

CEO Pay Ratio

Under Item 402(u) of Regulation S-K, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Thakar, our Chief Executive Officer as of the date we selected to identify the median employee, and the median of the annual total compensation of all our employees (other than Mr. Thakar) for 2023:

1.	The median of the annual total compensation of our all employees (other than Mr. Thakar) (including our consolidated subsidiaries) was $43,552.

2.	Mr. Thakar’s annual total compensation, as reported in the 2023 Summary Compensation Table included in this proxy statement, was $7,783,232.

3.	Based on the above, for 2023, the ratio of Mr. Thakar’s annual total compensation to the median of the annual total compensation of all our employees other than Mr. Thakar was approximately 179 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We determined the median of the annual total compensation of our employees (other than Mr. Thakar) as of December 31, 2023, at which time we (including our consolidated subsidiaries) had 2,188 full-time, part-time, seasonal and temporary employees, 556 of whom are U.S. employees, and 1,632 (or approximately 75% of our total employee population) of whom are located outside of the United States (11 in Australia, 4 in Brazil, 13 in Canada, 1 in Colombia, 1 in the Czech Republic, 31 in France, 20 in Germany, 4 in Hong Kong, 1,440 in India, 10 in Italy, 3 in Japan, 5 in Mexico, 10 in the Netherlands, 2 in the Philippines, 5 in Poland, 6 in Singapore, 1 in South Africa, 8 in Spain, 2 in Saudi Arabia, 9 in the United Arab Emirates, and 46 in the United Kingdom).

In accordance with the permitted methodology for determining the “median employee”, we re-identified the “median employee” for 2023 due to a change in our employee population. We excluded all non-U.S. employees (other than those located in France, Germany, India, and the United Kingdom) from our calculations under the de minimis exclusion to the extent the aggregate did not exceed 5% of our total employee population. We did not annualize the compensation of all permanent employees who were new-hires in 2023. We then compared the base salaries paid, bonuses earned, and equity awards granted to our 2,093 employees in the U.S., France, Germany, India, and the United Kingdom (which consisted of 556 U.S. employees and 1,537 non-U.S. employees) in 2023 to determine the median employee. Once we identified our median employee, we calculated the employee’s annual total compensation as though the median employee was reported in the 2023 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to the annual total compensation of Mr. Thakar, we used the amount reported in the “Total” column in the 2023 Summary Compensation Table included in this proxy statement.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation and certain financial performance measures of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how executive compensation aligns with the Company’s performance, please see the “
Executive Compensation — Compensation Discussion and Analysis
” section of this proxy statement.
Pay Versus Performance Table

					Average Summary Compensation Table Total for Non-PEO Named Executive Officers (4)	Average	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO (1),(2)	Compensation Actually Paid to First PEO (1),(3)	Summary Compensation Table Total for Second PEO (1),(2)	Compensation Actually Paid to Second PEO (1),(3)		Compensation Actually Paid to Non-PEO Named Executive Officers (5)	Total Shareholder Return (6)	Peer Group Total Shareholder Return (7)	Net Income (8) (in millions)	Revenues (9) (in millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2023	$—	$—	$7,783,232	$23,974,241	$2,503,572	$4,719,665	$235.43	$221.06	$151.6	$554.5
2022	—	—	$11,392,553	$5,138,863	$4,444,562	$2,529,882	$134.62	$132.79	$108.0	$489.7
2021	$20,875,111	$16,450,909	$9,396,664	$12,827,121	$4,140,001	$5,326,529	$164.59	$206.76	$71.0	$411.2
2020	$22,398,351	$30,358,397	—	—	$4,516,347	$5,326,614	$146.18	$149.98	$91.6	$363.0

(1)
The first PEO is Philippe F. Courtot, who served as PEO in 2020 and in 2021 through March 19, 2021. The second PEO is Sumedh S. Thakar, who served as PEO beginning on April 27, 2021 and in 2022 and 2023.

(2)	Represents the total compensation paid to each of our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.

(3)
Compensation actually paid does not mean that our PEOs were actually paid those amounts in the listed year, but this is a dollar amount derived by adjusting the Summary Compensation Table total compensation under the methodology prescribed in the relevant rules under Item 402(v) of Regulation
S-K,
as shown in the following tables:

First PEO

	2020	2021	2022	2023
Summary Compensation Table Total	22,398,351	20,875,111	—	—

Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(21,560,357)	—	—	—

Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	20,875,692	—	—	—

Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	6,761,019	—	—	—

Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,883,692	343,840	—	—

Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(4,768,042)	—	—

Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—
Compensation Actually Paid	30,358,397	16,450,909	—	—

Second PEO

	2020	2021	2022	2023
Summary Compensation Table Total	—	9,396,664	11,392,553	7,783,232
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	(8,364,620)	(10,361,307)	(6,931,496)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	10,149,237	7,236,431	8,940,750
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	1,821,938	(2,774,012)	12,892,872
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	136,595	—	—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	(312,693)	(354,802)	1,288,883
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—
Compensation Actually Paid	—	12,827,121	5,138,863	23,974,241

(4)
This figure is the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO
NEOs in each year are listed in the table below.

2020*	2021	2022	2023
Thakar, Sumedh S.	Kim, Joo Mi	Kim, Joo Mi	Kim, Joo Mi
Kim, Joo Mi	Posey, Bruce K.	Posey, Bruce K.	Posey, Bruce K.
Posey, Bruce K.	Peters, Allan	Peters, Allan	Peters, Allan**
Fisher, Melissa B.
* Melissa B. Fisher served as our Chief Financial Officer through May 29, 2020, Joo Mi Kim served as our Chief Financial Officer beginning on June 29, 2020 and in 2021, 2022 and 2023.
* * In connection with the termination of his employment on February 7, 2023 with transition services provided through March 31, 2023, all of his unvested awards were forfeited.

(5)
This figure is the average of the “compensation actually paid” for our NEOs other than our PEO in each listed year. “Compensation actually paid” does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived by adjusting the average of the Summary Compensation Table total compensation figure for all NEOs other than our PEO for the listed year under the methodology prescribed under Item 402(v) of Regulation
S-K,
as shown in the following table:

Non-PEO
NEOs

	2020	2021	2022	2023
Summary Compensation Table Total	4,516,347	4,140,001	4,444,562	2,503,572
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(4,120,883)	(3,625,418)	(3,952,633)	(2,073,012)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	4,849,573	4,474,781	2,907,240	2,673,923
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	1,598,905	415,872	(782,777)	2,872,428
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	57,756	—	—	—

	2020	2021	2022	2023
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	514,690	(78,707)	(86,511)	364,682
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,089,773)	—	—	(1,621,928)
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—
Compensation Actually Paid	5,326,614	5,326,529	2,529,882	4,719,665

(6)
Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

(7)
The peer group used is the NASDAQ Computer Index, as used in the Company’s performance graph included in our Annual Report on Form
10-K.
Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(8)	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements for each reported fiscal year.

(9)
In the Company’s assessment, revenues is the financial performance measure that is the most important financial performance measure used by the Company in 2023 to link compensation actually paid to Company performance.

Required Tabular Disclosure of Most Important Performance Measures
The list below includes the four financial performance measures that, in our assessment and in no particular order, represent the most important measures used to link compensation actually paid to our NEOs to Com
p
any performance.

Most Important Performance Measures
Bookings
Revenues
Adjusted EBITDA Margin
Non-GAAP Earnings per Diluted Share
Description of Relationships Between Compensation Actually Paid and Performance
As described in more detail in the section titled “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance
philosophy. While we utilize several performance measures to align executive compensation with Company performance, not all of those measures are presented in the Pay Versus Performance table. In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between compensation actually paid and the information presented in the Pay Versus Performance table above.

Compensation Actually Paid and TSR
The following chart reflects the amount of compensation actually paid to Mr. Thakar (for 2023, 2022 and 2021), Mr. Courtot (for 2021 and 2020), and the average amount of compensation actually paid to our NEOs as a group (excluding the PEOs in each given year) in relation to our Company’s cumulative TSR over the four years presented in the table. The chart also reflects the relationship between our Company’s cumulative TSR and our peer group’s cumulative TSR:

Compensation Actually Paid and Net Income
The following chart reflects the amount of compensation actually paid to Mr. Thakar (for 2023, 2022 and 2021), Mr. Courtot (for 2021 and 2020), and the average amount of compensation actually paid to our NEOs as a group (excluding the PEOs in each given year) in relation to the Company’s net income over the four years presented in the table:

Compensation Actually Paid and Revenues
The following chart reflects the amount of compensation actually paid to Mr. Thakar (for 2023, 2022 and 2021), Mr. Courtot (for 2021 and 2020), and the average amount of compensation actually paid to our NEOs as a group (excluding the PEOs in each given year) in relation to the Company’s revenues over the four years presented in the table. While we utilize a number of performance measures to evaluate company performance, we have determined that revenues is the most important financial performance measure (not otherwise required to be disclosed in the table) to link compensation actually paid to the our NEOs to Company performance. We use revenue growth when setting goals for our corporate bonus plan and PRSUs granted to our NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 16, 2024 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 36,952,294 shares of common stock outstanding at April 16, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 16, 2024. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Sumedh S. Thakar(1)	234,877	*
Joo Mi Kim(2)	41,563	*
Allan Peters(3)	8,881	*
Bruce K. Posey(4)	35,040	*
Non-Employee Directors:
Thomas P. Berquist	—	—
William S. Berutti(5)	5,460	*
Jeffrey P. Hank(6)	20,203	*
Wendy M. Pfeiffer(7)	10,490	*
Kristi M. Rogers(8)	7,104	*
John A. Zangardi(9)	9,129	*
All current directors and executive officers as a group (9 persons)(10)	363,866	1.0%
5% Stockholders:
BlackRock, Inc.(11)	5,438,039	14.7%
The Vanguard Group(12)	3,756,297	10.2%
Neuberger Berman Group LLC(13)	1,938,573	5.2%

*	Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 85,055 shares of common stock held by Mr. Thakar, (ii) 13,822 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024, and (iii) 136,000 shares of common stock subject to stock options exercisable within 60 days of April 16, 2024.

(2)	Consists of (i) 35,544 shares of common stock held by Ms. Kim and (ii) 6,019 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024.

(3)	Consists of 8,881 shares of common stock held by Mr. Peters as of March 31, 2023, when his transition services ended with the Company.

(4)

Consists of (i) 22,780 shares of common stock held by Mr. Posey, (ii) 5,260 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024, and (iii) 7,000 shares of common stock subject to stock options exercisable within 60 days of April 16, 2024.

(5)	Consists of (i) 3,760 shares of common stock held by Mr. Berutti and (ii) 1,700 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024.

(6)

Consists of (i) 10,503 shares of common stock held by Mr. Hank, (ii) 1,700 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024, and (iii) 8,000 shares of common stock subject to stock options exercisable within 60 days of April 16, 2024.

(7)	Consists of (i) 8,790 shares of common stock held by Ms. Pfeiffer and (ii) 1,700 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024.

(8)	Consists of (i) 5,404 shares of common stock held by Ms. Rogers and (ii) 1,700 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024.

(9)	Consists of (i) 7,429 shares of common stock held by Dr. Zangardi and (ii) 1,700 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024.

(10)

Includes (i) 33,601 shares of common stock issuable upon vesting of RSUs within 60 days of April 16, 2024 and (ii) 151,000 shares of common stock subject to stock options exercisable within 60 days of April 16, 2024.

(11)

According to the information reported by BlackRock, Inc. (“BlackRock”) on a Schedule 13G/A filed on January 22, 2024, BlackRock beneficially owns an aggregate of 5,438,039 shares of common stock, which consists of (i) 5,282,457 shares as to which it has sole voting power and (ii) 5,438,039 shares as to which it has sole dispositive power. The principal address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(12)

According to the information reported by The Vanguard Group (“Vanguard”) on a Schedule 13G/A filed on February 13, 2024, Vanguard beneficially owns an aggregate of 3,756,297 shares of common stock, which consists of (i) 68,815 shares as to which it has shared voting power, (ii) 3,648,091 shares as to which it has sole dispositive power, and (iii) 108,206 shares as to which it has shared dispositive power. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(13)

According to the information reported by Neuberger Berman Group LLC (“Neuberger”) on a Schedule 13G/A filed on February 12, 2024, Neuberger beneficially owns an aggregate of 1,938,573 shares of common stock, which consists of (i) 1,914,334 shares as to which it has shared voting power and (ii) 1,938,573 shares as to which it has shared dispositive power. The principal address of Neuberger is 1290 Avenue of the Americas, New York, NY 10104.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2023, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Certain Family Relationships

During 2023, Deepti S. Thakar, Sister of Sumedh S. Thakar, our Chief Executive Officer, was employed by us as Product Director, Technical Content Experience. During 2023, Deepti S. Thakar earned total compensation of $241,942, consisting of base salary, bonus and equity compensation. In addition, Deepti S. Thakar participated in our employee benefit plans and arrangements which are generally made available to other employees at her level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Deepti S. Thakar was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

The agreements and transactions described under this section were reviewed and approved or ratified by our Audit and Risk Committee in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

Our Audit and Risk Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, any person or entity known to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each, a “Related Party”), are/is not permitted to enter into a “Related Party Transaction” with us without the consent of our Audit and Risk Committee. For the purposes of this policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act), other than transactions available to all U.S. employees of the Company.

In determining whether to approve a Related Party Transaction, our Audit and Risk Committee is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the Related Party’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

SEC rules require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2023, all Section 16(a) filing requirements were satisfied on a timely basis.

2023 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2023 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

*  *  *

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Foster City, California

April 24, 2024

APPENDIX A

QUALYS, INC.

2012 EQUITY INCENTIVE PLAN

(as amended and restated at the 2024 Annual General Meeting)

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.	Definitions. As used herein, the following definitions will apply:

(a)

“2022 Restatement” means the amendment and restatement of the Plan that became effective on the date of the 2022 Annual General Meeting of the Company’s stockholders (such date, the “2022 Restatement Date”).

(b)	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(c)

“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e)

“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Change in Control” means the occurrence of any of the following events:

(i)

A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)	“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j)	“Common Stock” means the common stock of the Company.

(k)	“Company” means Qualys, Inc., a Delaware corporation, or any successor thereto.

(l)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m)	“Director” means a member of the Board.

(n)

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)

“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s)	“Fiscal Year” means the fiscal year of the Company.

(t)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)	“Inside Director” means a Director who is an Employee.

(v)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)	“Option” means a stock option granted pursuant to the Plan.

(y)	“Outside Director” means a Director who is not an Employee.

(z)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)	“Participant” means the holder of an outstanding Award.

(bb)

“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc)

“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd)

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee)	“Plan” means this 2012 Equity Incentive Plan, as amended and restated.

(ff)	“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg)

“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(jj)	“Service Provider” means an Employee, Director or Consultant.

(kk)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ll)	“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a)

Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan pursuant to Awards granted after the 2022 Restatement became effective is (i) 4,392,000 Shares, plus (ii) any Shares subject to Awards under the previous version of this Plan that had been in place prior to the 2022 Restatement Date (the “Existing Plan”) that, on or after the 2022 Restatement Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan as a result of clause (ii) equal to 2,712,691, minus (iii) any Shares subject to Awards granted under the Existing Plan after March 31, 2022, but before the 2022 Restatement Date. For clarity, Shares used to pay the exercise price of an award granted under the Existing Plan or to satisfy the tax withholding obligations related to an award granted under the Existing Plan will not be added to the Plan pursuant to clause (ii) of the previous sentence. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)	[REDACTED].

(c)

Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all Shares granted (i.e., the gross Shares granted) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d)	Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)

Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)

Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)

Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)

to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)

to modify or amend each Award (subject to Sections 5 and 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(ix)	to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.	Eligibility & Limitations.

(a)

Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b)	Limitations.

(i)

Outside Director Limitations. No Outside Director may, in any Fiscal Year, be paid cash compensation and granted Awards with an aggregate value (determined under GAAP with respect to Awards) greater than $1,000,000, except that such limit will be increased to $2,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purpose of this limitation.

(ii)	Dividends and Other Distributions. No dividends or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.

(iii)

Change in Control. Notwithstanding Sections 4 and/or 13(c), the Administrator may not exercise discretion in a Change in Control to accelerate the vesting of Awards. For clarity, the exercise discretion does not include automatic acceleration for Awards not assumed in Section 13(c), Outside Director Awards set forth in Section 13(d) and any accelerated vesting terms set forth in an Award Agreement, a contract or a policy.

(iv)	No Exchange Programs. The Administrator may not implement an Exchange Program.

(v)

No Section 4999 Excise Tax Gross-Up. The Administrator may not provide for any tax gross up payment to any Participant, or otherwise provide any Participant with a right to indemnification or reimbursement, for any excise tax imposed by Section 4999 of the Code or any similar law.

6.	Stock Options.

(a)

Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)

Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.

(i)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)	In the case of an Incentive Stock Option

(A)   granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)   granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)	In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)

Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)

Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)

Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)	Exercise of Option.

(i)

Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)

Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)

Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)

Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.	Restricted Stock.

(a)

Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)

Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)

Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)

Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)

Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)

Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)

Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a)

Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)

Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)

Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)

Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.

(a)

Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)	Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)

Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)

Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)

Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)	Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)	The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a)

Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)

Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)

Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)

Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)

Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)

Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.

Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.

Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)

Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)

Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14.	Tax.

(a)

Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)

Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)

Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

15.

No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.

Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17.

Term of Plan. Subject to Section 21 of the Plan, this amended and restated Plan will become effective upon the date of the 2024 Annual General Meeting of the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date the 2022 Restatement was approved by the Board, unless terminated earlier under Section 18 of the Plan.

18.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)

Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.	Conditions Upon Issuance of Shares.

(a)

Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)

Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.

Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

21.

Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22.	Forfeiture Events.

(a)

All Awards under the Plan will be subject to recoupment under the Company’s current Clawback Policy and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 22(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary, or Parent of the Company.

(b)

The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

Qualys reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information.

The non-GAAP measures presented in this proxy statement include non-GAAP earnings per share (“EPS”) and Adjusted EBITDA. Our calculation of these non-GAAP measures may not be comparable with similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for related GAAP measures. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our subsequent filings with the SEC for additional information about the non-GAAP measures presented herein, including a description of the use of such measures.

EARNINGS PER SHARE

(unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2023	2022
GAAP Net income	$151,595	$107,992

Plus: Stock-based compensation	69,079	53,408

Plus: Amortization of intangible assets	3,087	5,686

Less: Tax adjustment	(25,615)	(20,563)

Non-GAAP Net income	$198,146	$146,523

GAAP Net income per share:

Basic	$4.11	$2.81

Diluted	$4.03	$2.74

Non-GAAP Net income per share:

Basic	$5.37	$3.81

Diluted	$5.27	$3.72

Weighted average shares used in GAAP and non-GAAP net income per share:

Basic	36,879	38,453

Diluted	37,602	39,344

B-1

ADJUSTED EBITDA

(unaudited)

(in thousands, except percentages)

	Twelve Months Ended December 31,
	2022	2021
Net income	$151,595	$107,992
Net income as a percentage of revenues	27%	22%
Depreciation and amortization of property and equipment	23,904	28,936
Amortization of intangible assets	3,087	5,686
Income tax provision	27,056	25,708
Stock-based compensation	69,079	53,408
Total other income, net	(15,582)	(3,153)

Adjusted EBITDA	$259,139	$218,577

Adjusted EBITDA as a percentage of revenues	47%	45%

B-2

QUALYS, INC. 919 EAST HILLSDALE BLVD. FOSTER CITY, CA 94404

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1. Election of Directors

Nominees

01) Jeffrey P. Hank 02) Sumedh S. Thakar

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:					For	Against	Abstain

2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2024.					☐	☐	☐

3. To approve, on an advisory and non-binding basis, the compensation of Qualys, Inc.’s named executive officers as described in the Proxy Statement.					☐	☐	☐

4. To approve Qualys, Inc.’s 2012 Equity Incentive Plan, as amended and restated.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

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QUALYS, INC.

Annual Meeting of Stockholders

June 12, 2024, 11:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Joo Mi Kim and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held online at 11:00 AM PDT on June 12, 2024, via live webcast at www.virtualshareholdermeeting.com/QLYS2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side